Exhibit 99.3

Item 8.	Financial Statements and Supplementary Data

TABLE OF CONTENTS

Real Industry, Inc. (formerly known as Signature Group Holdings, Inc.)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	Page/Reference

Report of Management on Internal Control Over Financial Reporting	Exhibit 99.4#
Report of Independent Registered Public Accounting Firm – Internal Control Over Financial Reporting	Exhibit 99.5#
Report of Independent Registered Public Accounting Firm – Consolidated Financial Statements	F-1

Consolidated Financial Statements:

Consolidated Balance Sheets as of December 31, 2014 and 2013	F-2
Consolidated Statements of Operations for the years ended December 31, 2014, 2013 and 2012	F-3
Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2014, 2013 and 2012	F-4
Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2014, 2013 and 2012	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2014, 2013 and 2012	F-6
Notes to Consolidated Financial Statements	F-7

# Filed concurrently with this Exhibit 99.3 in our Current Report on Form 8-K filed with the SEC on October 6, 2015.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Real Industry, Inc. (formerly known as Signature Group Holdings, Inc.)

We have audited the accompanying consolidated balance sheets of Real Industry, Inc. and subsidiaries (the “Company” and formerly known as Signature Group Holdings, Inc.) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013), and our report dated March 16, 2015 expressed an unqualified opinion on the effectiveness of Real Industry, Inc.’s internal control over financial reporting.

/s/ Squar Milner LLP

Los Angeles, California

March 16, 2015 except for the change in the corporate name, composition of continuing operations and reportable segments discussed in Note 1—Business and Operations, Note 2—Financial Statement Presentation and Significant Accounting Policies, Note 8—Income Taxes, Note 12—Operations by Reportable Segment, Note 13—Discontinued Operations and Note 16—Subsequent Events to the consolidated financial statements, as to which the date is October 6, 2015.

Real Industry, Inc. (formerly known as Signature Group Holdings, Inc.)

Consolidated Balance Sheets

	December 31,
(Dollars in thousands, except per share amounts)	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$61,935	$47,847
Restricted cash	21	2,805
Deferred income taxes, net	5,104	—
Other current assets	979	950
Current assets of discontinued operations	18,058	14,755
Total current assets	86,097	66,357
Debt and equity offering costs	14,499	—
Intangible assets, net	108	196
Goodwill	—	400
Other noncurrent assets	1,256	2,193
Noncurrent assets of discontinued operations	19,963	20,977
TOTAL ASSETS	$121,923	$90,123
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade payables	$35	$23
Accrued liabilities	7,061	2,033
Current liabilities of discontinued operations	8,073	8,649
Total current liabilities	15,169	10,705
Common stock warrant liability	5,600	9,300
Other noncurrent liabilities	336	100
Noncurrent liabilities of discontinued operations	15,200	20,100
TOTAL LIABILITIES	36,305	40,205
Commitments and contingencies (Note 15)
Stockholders' equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.001 par value; 66,500,000 shares authorized; 17,099,882 issued and outstanding as of December 31, 2014; and 12,213,219 issued and 12,201,102 outstanding as of December 31, 2013	17	12
Treasury stock, at cost; zero and 12,117 shares, respectively, as of December 31, 2014 and 2013	—	(130)
Additional paid-in capital	482,006	451,853
Accumulated deficit	(396,314)	(401,817)
Total stockholders' equity — Real Industry, Inc.	85,709	49,918
Noncontrolling interest	(91)	—
TOTAL STOCKHOLDERS' EQUITY	85,618	49,918
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$121,923	$90,123

See accompanying Notes to Consolidated Financial Statements.

Real Industry, Inc. (formerly known as Signature Group Holdings, Inc.)

Consolidated Statements of Operations

	Year Ended December 31,
(Dollars in thousands, except per share amounts)	2014	2013	2012
Operating revenues:
Special Situations	$2,232	$6,691	$7,691
Corporate and Other	—	48	358
Total operating revenues	2,232	6,739	8,049
Operating costs:
Cost of goods sold	433	142	498
Selling, general and administrative	13,409	12,926	13,022
Interest expense	—	3,352	3,021
Amortization of intangibles	88	—	73
Total operating costs	13,930	16,420	16,614
Operating loss	(11,698)	(9,681)	(8,565)
Other income (expense):
Change in fair value of common stock warrant liability	3,700	(6,950)	(947)
Gain on extinguishment of long-term debt	—	—	396
Goodwill impairment	(400)	—	—
Other, net	(136)	112	66
Total other income (expense)	3,164	(6,838)	(485)
Loss from continuing operations before income taxes	(8,534)	(16,519)	(9,050)
Income tax benefit	(8,386)	(2,334)	(282)
Loss from continuing operations	(148)	(14,185)	(8,768)
Earnings from discontinued operations, net of income taxes	5,560	4,151	1,300
Net earnings (loss)	5,412	(10,034)	(7,468)
Earnings (loss) attributable to noncontrolling interest	(91)	—	—
Net earnings (loss) attributable to Real Industry, Inc.	$5,503	$(10,034)	$(7,468)
EARNINGS (LOSS) PER SHARE
Basic and diluted:
Continuing operations	$—	$(1.11)	$(0.69)
Discontinued operations	0.41	0.32	0.10
Basic and diluted earnings (loss) per share	$0.41	$(0.79)	$(0.59)

See accompanying Notes to Consolidated Financial Statements.

Real Industry, Inc. (formerly known as Signature Group Holdings, Inc.)

Consolidated Statements of Comprehensive Income (Loss)

	Year Ended December 31,
(Dollars in thousands)	2014	2013	2012
Net earnings (loss) attributable to Real Industry, Inc.	$5,503	$(10,034)	$(7,468)
Other comprehensive income (loss):
Net change in unrealized gains during period:
Investment securities, available for sale	—	156	375
Reclassification of realized amounts included in net earnings (loss)	—	(380)	(347)
Other comprehensive income (loss)	—	(224)	28
Total comprehensive income (loss)	$5,503	$(10,258)	$(7,440)

See accompanying Notes to Consolidated Financial Statements.

Real Industry, Inc. (formerly known as Signature Group Holdings, Inc.)

Consolidated Statements of Changes in Stockholders’ Equity

	Preferred Stock		Common Stock		Treasury Stock
(Dollars in thousands)	Number of Outstanding Shares	Amount	Number of Outstanding Shares	Amount	Number of Treasury Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Noncontrolling Interest	Total
Balance, December 31, 2011	—	$—	11,744,746	$11	—	$—	$447,945	$(384,315)	$196	$—	$63,837
Net loss attributable to Real Industry, Inc.	—	—	—	—	—	—	—	(7,468)	—	—	(7,468)
Issuance of restricted common stock, net of forfeitures	—	—	321,034	—	—	—	—	—	—	—	—
Restricted common stock vested	—	—		1	—	—	(1)	—	—	—	—
Common stock options exercised	—	—	8,534	—	—	—	26	—	—	—	26
Common stock warrant consideration	—	—	—	—	—	—	60	—	—	—	60
Amortization of share-based compensation	—	—	—	—	—	—	1,743	—	—	—	1,743
Change in accumulated other comprehensive income	—	—	—	—	—	—	—	—	28	—	28
Balance, December 31, 2012	—	—	12,074,314	12	—	—	449,773	(391,783)	224	—	58,226
Net loss attributable to Real Industry, Inc.	—	—	—	—	—	—	—	(10,034)	—	—	(10,034)
Common stock acquired	—	—	(32,885)	—	32,885	(288)	—	—	—	—	(288)
Issuance of restricted common stock, net of forfeitures	—	—	139,005	—	(20,768)	158	(158)	—	—	—	—
Common stock options exercised	—	—	20,668	—	—	—	62	—	—	—	62
Common stock warrant consideration	—	—	—	—	—	—	60	—	—	—	60
Amortization of share-based compensation	—	—	—	—	—	—	2,116	—		—	2,116
Change in accumulated other comprehensive income	—	—	—	—	—	—	—	—	(224)	—	(224)
Balance, December 31, 2013	—	—	12,201,102	12	12,117	(130)	451,853	(401,817)	—	—	49,918
Net earnings attributable to Real Industry, Inc.	—	—	—	—	—	—	—	5,503	—	—	5,503
Earnings (loss) attributable to noncontrolling interest	—	—	—	—	—	—	—	—	—	(91)	(91)
Common stock issued, net	—	—	4,684,615	5	—	—	28,303	—	—	—	28,308
Common stock acquired	—	—	(9,229)	—	9,229	(99)	—	—	—	—	(99)
Issuance of restricted common stock, net of forfeitures	—	—	73,394	—	(21,346)	229	(229)	—	—	—	—
Common stock options exercised	—	—	150,000	—	—	—	858	—	—	—	858
Common stock warrant consideration	—	—	—	—	—	—	48	—	—	—	48
Amortization of share-based compensation	—	—	—	—	—	—	1,173	—	—	—	1,173
Balance, December 31, 2014	—	$—	17,099,882	$17	—	$—	$482,006	$(396,314)	$—	$(91)	$85,618

See accompanying Notes to Consolidated Financial Statements.

Real Industry, Inc. (formerly known as Signature Group Holdings, Inc.)

Consolidated Statements of Cash Flows

	Year Ended December 31,
(Dollars in thousands)	2014	2013	2012
Cash flows from operating activities:
Net earnings (loss)	$5,412	$(10,034)	$(7,468)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Earnings from discontinued operations, net of income taxes	(5,560)	(4,151)	(1,707)
Depreciation and amortization	122	17	85
Change in fair value of common stock warrant liability	(3,700)	6,950	947
Change in market valuation allowance on loans held for sale, net	—	—	(2,776)
Release of deferred tax asset valuation allowance	(5,100)	—	—
Gain on sale of investment securities, available for sale	—	(379)	(347)
Amortization of share-based compensation	1,173	2,116	1,743
Gain on sale of nonmarketable equity securities	(2,067)	(14)	—
Discount recognized on payoff of loans receivable, net	—	(517)	(495)
Investment securities, available for sale impairment	—	—	620
Nonmarketable equity securities impairment	—	581	—
Inventory impairment	432	—	—
Goodwill impairment	400	—	—
Proceeds from sale of loans held for sale, net	—	27,083	—
Gain on sale of loans held for sale, net	—	(5,027)	—
Gain on extinguishment of long-term debt	—	—	(396)
Accretion of discounts	—	(200)	(656)
Other	(15)	181	131
Changes in assets and liabilities:
Restricted cash	2,784	—	1,627
Trade accounts receivable, net	16	19	(19)
Other current assets	(638)	2,663	(1,212)
Debt and equity offering costs	(14,499)	—	—
Other noncurrent assets	186	(2,004)	3,790
Trade payables	12	(19)	(32)
Accrued liabilities	5,047	695	(2,335)
Other noncurrent liabilities	260	147	696
Net cash provided by operating activities of discontinued operations	1,803	4,666	11,286
Net cash provided by (used in) operating activities	(13,932)	22,773	3,482
Cash flows from investing activities:
Proceeds from sale of investment securities, available for sale	—	3,227	2,580
Purchases of investment securities, available for sale	—	—	(2,560)
Repayments, net under revolving credit facilities in loans receivable, net	—	—	1,036
Proceeds from sale of nonmarketable equity securities	2,867	1,373	—
Principal collections on loans receivable, net	172	1,575	1,783
Purchases of property and equipment	(73)	(29)	(52)
Net cash provided by investing activities of discontinued operations	(101)	2,562	4,857
Net cash provided by investing activities	2,865	8,708	7,644
Cash flows from financing activities:
Principal payments on long-term debt	—	(37,246)	(1,358)
Common stock acquired	(99)	(288)	—
Proceeds from exercise of common stock options	858	62	26
Proceeds from issuance of common stock, net	28,308	—	—
Common stock warrant consideration	48	60	60
Net cash provided (used) by financing activities of discontinued operations	(3,100)	2,894	(6,923)
Net cash provided by (used in) financing activities	26,015	(34,518)	(8,195)
Increase (decrease) in cash and cash equivalents	14,948	(3,037)	2,931
Cash and cash equivalents, beginning of period	48,019	51,056	48,125
Cash and cash equivalents, end of period	$62,967	$48,019	$51,056
Cash and cash equivalents, end of period - continuing operations	$61,935	$47,847	$49,799
Cash and cash equivalents, end of period - discontinued operations	1,032	172	1,257
Cash and cash equivalents, end of period	$62,967	$48,019	$51,056
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$627	$598	$289
Cash paid for interest	846	3,876	4,127
Supplemental disclosure of noncash information:
Transfer of loans receivable, net to (from) loans held for sale, net	$—	$(21,846)	$23,000
Transfer of nonmarketable equity securities from other noncurrent assets to other current assets	—	1,940	—
Net transfers of loans held for sale, net in discontinued operations from real estate owned	—	—	385
Commercial loans received from sale of business	—	—	3,643
Nonmarketable equity security received from sale of business	—	—	800
Common stock received in exchange for investment securities, available for sale	—	—	1,940

See accompanying Notes to Consolidated Financial Statements.

Real Industry, Inc. (formerly known as Signature Group Holdings, Inc.)

Notes to Consolidated Financial Statements

NOTE 1 — BUSINESS AND OPERATIONS

Real Industry, Inc. (“Real Industry,” the “Company,” “we” or “us” and formerly known as Signature Group Holdings, Inc.) is a holding company that owns all of the outstanding interests of its two primary operating companies, Real Alloy Intermediate Holding, LLC (“Real Alloy Parent”) and SGGH, LLC, as well as other ancillary operating companies.

In 2014, Real Industry’s operations were largely concentrated in one operating segment, Industrial Supply, which included one of the largest independent circuit breaker suppliers in the United States, doing business as North American Breaker, Co. LLC (“NABCO”). On January 9, 2015, the Company sold its interest in NABCO. The consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (the “Annual Report”), filed with the Securities and Exchange Commission (“SEC” or “Commission”) on March 16, 2015, reflected NABCO in continuing operations in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company is reissuing these financial statements to reflect NABCO in discontinued operations for all periods presented, as it is reflected in the Company’s reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015, filed with the SEC on May 12, 2015 and August 17, 2015, respectively.

In 2013, management substantially wound down a second operating segment, Special Situations, which selectively acquired sub-performing and nonperforming commercial and industrial loans, leases and mortgages.

The senior management team expects to grow our business through acquisitions as well as through organic efforts within existing operations described below. Our current business strategy seeks to leverage our public company status, considerable federal and California NOLs and the experience of our Board and management to acquire operating businesses at prices and on terms that are aligned with our growth plans.

Retrospective reclassification of NABCO

As described above, these consolidated financial statements are being reissued to retrospectively reclassify the assets and liabilities and results of operations of NABCO as a discontinued operation, held for sale, as of December 31, 2014. NABCO was sold in January 2015 and its assets and liabilities and results of operations have been reflected in discontinued operations in all periodic financial reports filed with the SEC since the Annual Report. The SEC requires a registrant to include or incorporate by reference in a registration statement filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), the retrospective reclassification of previously issued financial statements to reflect the subsequent reclassification of operations to discontinued operations.

Reincorporation

A holding company reorganization and reincorporation from Nevada to Delaware (the “Reincorporation”) was completed on January 2, 2014, to take advantage of the benefits of Delaware corporate law and to provide a better organizational structure for future acquisitions and management of existing operations. In late 2013, a Delaware corporation and its subsidiary, SGGH, LLC, a Delaware limited liability company (“SGGH”), were formed for the purposes of completing the Reincorporation. In the Reincorporation, following the approval of our stockholders at a special meeting of stockholders held on December 30, 2013, Signature Group Holdings, Inc., a Nevada corporation (“Signature Nevada”) merged with and into SGGH, with SGGH continuing as the surviving entity and as a wholly owned subsidiary of the Delaware holding company, thereafater known as Signature Group Holdings, Inc., a Delaware corporation (“Signature Delaware”). In such transaction, effective January 2, 2014, each outstanding share of Signature Nevada common stock was converted into one share of common stock of Signature Delaware. The directors and executive officers of the Company prior to the Reincorporation continued to serve as the Board and executive officers of the Company thereafter. Prior to the merger, Signature Nevada had 66,500,000 shares of $0.01 par value common stock authorized and 12,219,781 shares outstanding. Following the merger, Signature Delaware had 66,500,000 shares of $0.001 par value common stock authorized and 12,219,781 shares outstanding. The current corporate capital structure has been retrospectively reflected in the consolidated financial statements.

Corporate Name Change

At the Annual Meeting of Stockholders held on May 28, 2015, our stockholders approved a resolution to change the name of the corporation to Real Industry, Inc. See Note—16 Subsequent Events for additional information regarding the name change and other corporate matters.

Operations

Headquartered in Burbank, California, NABCO is one of the largest independent suppliers of circuit breakers in the United States. Industrial Supply focused on the replacement circuit breaker market, particularly for commercial and industrial circuit breakers, where replacement time is extremely important, but also supplies residential circuit breakers. NABCO operated from nine warehouse distribution locations across North America, which enabled it to provide speedy customer delivery times, a key attribute of its service-oriented model. NABCO’s assets were primarily comprised of inventory, accounts receivable and intangible assets, and its liabilities were primarily comprised of trade payables, a line of credit and long-term debt. As a result of its sale in January 2015, the assets, liabilities and results of operations of NABCO are presented in discontinued operations.

Historically, Special Situations, a second operating segment, selectively acquired sub-performing and nonperforming commercial and industrial loans, corporate bonds, and mortgages, typically at a discount to the unpaid principal balance. Since the second quarter of 2013, when all of Special Situations’ residential real estate loans were sold generating cash proceeds of $27.1 million and a gain of $5.0 million, substantially all of the remaining assets have been monetized, including its nonmarketable preferred equity security upon the sale of the private company issuer in the fourth quarter of 2014, leaving only $1.2 million of commercial real estate loans held for investment in Special Situations as of December 31, 2014. Special Situations will not be a reportable segment in 2015.

In addition to NABCO, the Company’s operations include other discontinued operations, where it holds and manages certain assets and liabilities related to the former businesses of Signature Nevada, now SGGH and then known as Fremont General Corporation (“Fremont”) and its primary operating subsidiary, Fremont Investment & Loan (“FIL”). The assets and liabilities of discontinued operations are being managed to maximize cash recoveries and limit costs and exposures.

Recent Developments

In October 2014, Real Alloy Holding, Inc. (“Real Alloy” and formerly SGH Acquisition Holdco, Inc., a wholly owned subsidiary of Real Alloy Parent), entered into a definitive Purchase and Sale Agreement (the “Real Alloy Purchase Agreement”) to acquire certain subsidiaries of Aleris Corporation (“Aleris”) comprising Aleris’ global recycling and specification alloys business (“GRSA” and collectively, the “GRSA Entities” or “GRSA Business”) for $525.0 million (the “Real Alloy Acquisition”), subject to adjustments for the cash, indebtedness, transaction expenses and net working capital of the GRSA Entities. In February 2015, the Real Alloy Acquisition was consummated.

From October 2014 through February 2015, Real Industry, Real Alloy and other related subsidiaries completed a series of equity and debt financing transactions, and sold NABCO, to raise the capital required to fund the Real Alloy Acquisition, pay transaction costs and fund opening cash balances as highlighted below:

•	On October 28, 2014, Real Industry issued 0.3 million shares of its common stock for $10.00 per share in a private placement (the “October Private Placement”).
•	On December 19, 2014, Real Industry completed an underwritten equity offering of 4.4 million shares of its common stock for $6.50 per share, before the underwriting discount (the “Equity Offering”).
•

On January 8, 2015, SGH Escrow Corporation (“SGH Escrow”), a wholly owned subsidiary of Real Alloy Parent that was merged with and into Real Alloy following the closing of the Real Alloy Acquisition, with Real Alloy continuing as the surviving entity, issued $305 million of 10% senior secured notes due January 15, 2019 (the “Senior Secured Notes”). The Senior Secured Notes were issued at a price of 97.206%, for gross proceeds of approximately $296.5 million. See Note 16—Subsequent Events for additional information about the Senior Secured Notes.

•

On January 9, 2015, SGGH completed the sale of its wholly owned subsidiary, NABCO, for gross proceeds of $78.0 million, subject to customary adjustments, to PNC Riverarch Capital, a division of PNC Capital Finance, LLC (the “NABCO Sale”). See Note 16—Subsequent Events for additional information about the NABCO Sale.

•

On February 27, 2015, concurrent with the consummation of the Real Alloy Acquisition, Real Industry completed a rights offering (the “Rights Offering”) to its existing common stockholders, in which Real Industry issued 9,751,773 shares of its common stock for $5.64 per share, raising gross proceeds of $55.0 million.

•

Also, concurrent with the consummation of the Real Alloy Acquisition, Real Alloy made a $59.5 million initial draw on a new $110 million senior secured revolving asset-based credit facility (the “Asset-Based Facility”) and a €25.0 million, or $28.0 million, initial draw on a nonrecourse factoring facility with a maximum financing amount of  €50 million (the “Factoring Facility”).

•	On February 27, 2015, the Real Alloy Acquisition closed, and the proceeds from the Senior Secured Notes were released from escrow.

The $525 million purchase price was funded with $500 million in cash from certain proceeds from the NABCO Sale and the net proceeds of i) the October 2014 Private Placement; ii) the Equity Offering; iii) the Senior Secured Notes; iv) the Asset-Based Facility; v) the Factoring Facility; and vi) $25 million of a new series of non-participating preferred stock (the “Series B Preferred Stock”) issued to Aleris as part of the purchase price (clauses i) through vi) collectively, the “Financings”), and such shares, along with $5 million of cash, were placed into escrow to satisfy Aleris’ indemnification obligations. See Note 16—Subsequent Events for additional information about the Financings and the Real Alloy Acquisition.

NOTE 2 — FINANCIAL STATEMENT PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements include the accounts of Real Industry, its wholly owned subsidiaries, and its majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company evaluates subsequent events through the date of filing with the SEC. The consolidated financial statements have been prepared in accordance with GAAP.

On October 7, 2013, Signature Nevada filed Amended and Restated Articles of Incorporation in Nevada to effect a one-for-ten reverse stock split (the “Reverse Split”) of its authorized, issued and outstanding shares of common stock (the “Old Common Stock”). Effective October 15, 2013, as a result of the Reverse Split, Signature Nevada’s authorized common stock was reduced from 665,000,000 to 66,500,000, and every ten shares of Old Common Stock held by a stockholder were exchanged for one share of new common stock (the “New Common Stock”), with each fractional share rounded up to the nearest whole number. Immediately prior to the Reverse Split, Signature Nevada had 122,116,451 shares of Old Common Stock outstanding, and immediately following completion of the Reverse Split, 12,213,219 shares of New Common Stock were issued and outstanding. In the Reverse Split, fractional share interests of New Common Stock were rounded up to the nearest whole number. The New Common Stock traded on the OTCQX under the trading symbol ‘SGRH,’ and prior to the Rights Offering under the trading symbol ‘SGGH.’ On April 21, 2015, our common stock began trading on the Nasdaq Stock Exchange (“NASDAQ”) under the symbol ‘RELY’ as part of the NASDAQ Global Select Market. See Note 16—Subsequent Events for additional information about our common stock. All common stock share and per share information in the accompanying consolidated financial statements and notes thereto have been adjusted to reflect retrospective application of the Reverse Split, unless otherwise indicated.

Use of estimates

Management has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in accordance with GAAP. Significant areas requiring the use of management estimates relate primarily to revenue recognition, allowance for doubtful accounts, sales returns and allowances, sales incentives, valuation of long-lived assets, litigation reserves, valuation of deferred income taxes, and the loan repurchase reserve. Actual results could differ from those estimates.

Fair value measurements

GAAP defines fair value as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date, and establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The accounting guidance describes three levels of inputs that may be used to measure fair value:

●	Level 1 — Quoted prices in active markets for identical assets or liabilities.
●

Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Revenue recognition

Revenues from product sales are recognized after collection of the relevant receivable is reasonably assured, persuasive evidence of an arrangement exists, the sales price is fixed and determinable, including passage of title to the customer and transfer of the risk of loss related to those goods. Revenues are reported on a net sales basis, which is computed by deducting amounts related to product returns, discounts and allowances, and sales incentives from gross sales. Amounts billed to customers for shipping and handling are included in net sales and costs incurred related to shipping and handling are included in cost of goods sold.

Management records a reduction to gross sales for returns and allowances based on estimated customer returns and allowances, which is influenced by historical experience. The actual amount of sales returns and allowances realized may differ from these estimates. Management closely monitors sales returns and allowances and updates estimates based on recent trends. Changes in estimates are recorded in the period of the revision. The aggregate of sales returns and allowances was approximately 4.0%, 3.9% and 4.5% of gross sales in the years ended December 31, 2014, 2013 and 2012, respectively, and were reported in discontinued operations.

NABCO offers incentive programs to select customers based on purchase volumes. These incentive programs are individually negotiated with customers and contain a variety of different terms and conditions, including incentives calculated using tiered volume milestones and as a flat percentage of purchases. Incentives may be payable monthly, quarterly, or annually. The calculation of accrued incentives involves significant management estimates, especially where the terms of the incentive program involve tiered volume milestones. Incentives are accrued monthly based on estimates derived from expected annual sales, current program requirements, and historical experience, and are included in revenues and trade payables in discontinued operations.

Cash and cash equivalents and restricted cash

Cash and cash equivalents include cash on hand, cash on deposit at financial institutions and other short-term liquid investments. Cash and cash equivalents are stated at cost, which approximates fair value. All highly liquid investment instruments with maturities of three months or less at the acquisition date are classified as cash equivalents. Cash that is subject to legal restrictions or is unavailable for general operating purposes is classified as restricted cash.

Securities

Investment securities classified as available for sale are carried at their estimated fair value. Unrealized gains and losses on these investments are included in accumulated other comprehensive income (loss) and reported as a separate component of stockholders’ equity, net of taxes. Unrealized losses that are other-than-temporary are recognized in earnings. Realized investment gains and losses are included in operating revenues in Special Situations.

The Company performs a quarterly assessment of investment securities, available for sale with unrealized losses to determine whether the decline in the fair value of these securities below their cost basis is other-than-temporary. If a decline in fair value is judged to be other-than-temporary, the cost basis of the individual security is written down to estimated fair value, which then becomes the new cost basis. The new cost basis is not adjusted for subsequent recoveries in fair value. During the years ended December 31, 2014, 2013 and 2012, the Company recognized credit-related other-than-temporary impairment on investment securities, available for sale of zero, zero, and $0.6 million, respectively.

The Company classifies nonmarketable equity securities in other noncurrent assets, or other current assets when the securities are held for sale, and are carried at the lower of cost or market. During the years ended December 31, 2014, 2013 and 2012, the Company recognized zero, $0.6 million and zero, respectively, of other-than-temporary impairment on nonmarketable equity securities.

No securities are included in the Company’s consolidated balance sheet as of December 31, 2014.

Trade accounts receivable, net

Trade accounts receivable primarily arise from sales at NABCO and are included in discontinued operations. Management maintains an allowance for uncollectible accounts, which is determined based on the age of the receivable balances, adjusted for qualitative factors, such as past collection experience.

Inventory

Inventory consists of goods acquired for resale and is stated at the lower of cost or market, primarily at NABCO and is reported in discontinued operations. Inventory costs are determined on a moving-average historical cost basis. Management estimates damaged inventory based on actual customer returns. Management regularly reviews the adequacy of inventory reserves and makes adjustments as necessary.

Loans receivable, net

Loans receivable, net, consists of residential real estate loans, commercial real estate loans, commercial lines of credit and term debt. Loans receivable, net is reported at the principal amount outstanding, net of deferred fees and costs, if any, discounts or premiums, and the allowance for loan losses. The allowance for loan losses is increased by provisions charged against operations and reduced by loan amounts charged off. The allowance is maintained at a level considered adequate to provide for probable and inherent losses on loans receivable based on management’s evaluation of the portfolio. Future additions or reductions to the allowance for loan losses may be necessary based on changes in the amounts and timing of expected future cash flows due to changes in collateral values of the assets securing the loans receivable, general economic conditions and the financial condition of borrowers.

During 2013, the residential real estate loans were sold and the commercial loans were repaid in full. The remaining commercial real estate loans are classified as held for investment, based on the Company’s intent and ability to hold such loans for the foreseeable future, within other noncurrent assets.

Interest income — loans receivable

Interest income is accrued on the unpaid principal balance at each loan’s stated interest rate. Loans are placed on nonaccrual status when they become ninety or more days past due, after a troubled debt restructuring (“TDR”), after a borrower files for bankruptcy protection, or when management believes that, after considering general economic conditions and collection efforts, the borrower’s financial condition is such that collection of contractually due principal and interest is doubtful.

When a loan is placed on nonaccrual status, the accrued and unpaid interest is reversed as a reduction of interest income and accrued interest receivable. Interest income is subsequently recognized only to the extent cash payments are received or when the loan has been placed back on accrual status. Restructured loans may be returned to accrual status after exhibiting at least six months of current payment history, loans in nonaccrual status as a result of bankruptcy are returned to accrual status only after the bankruptcy case has been discharged or dismissed, and all other loans are returned to accrual status when they are no longer past due.

Allowance for loan losses

Loans receivable, net is comprised of one class of loans as of December 31, 2014 and 2013, commercial real estate loans. An allowance for loan losses is maintained at levels deemed adequate by management to provide for probable and inherent losses. Provisions for loan losses are added to, and charge-offs deducted from, the respective allowance for loan losses.

Commercial real estate loans are comprised of participation interests in multi-family real estate loans. The allowance for commercial real estate loan losses is primarily based on default assumptions, which are based, at least in part, on past loss experience, loan portfolio composition and risk, current economic conditions that may affect the borrower’s ability to pay, delinquencies and underlying collateral values. Commercial real estate loans are deemed uncollectible and charged off at the completion of foreclosure.

Loans receivable are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect scheduled payments of principal and interest when due according to the contractual terms of the loan agreements. Impairment is measured on a loan-by-loan basis by comparing the estimated fair value, less selling costs (“net realizable value”) of the underlying collateral against the recorded investment of the loan.

While management uses available information to estimate losses on loans receivable, future additions to the allowance for loan losses may be necessary, based on changes in estimates resulting from changes in economic and other conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revisions as more information becomes available.

Troubled debt restructurings

TDRs are renegotiated loans where borrower concessions have been granted that the Company would not otherwise make. Concessions may include forbearance through interest rate reductions or interest only periods, and accrued but unpaid interest and advances may be added to the outstanding principal balance. The Company classifies TDRs as impaired loans and evaluates the need for an allowance for loan losses at the time of restructuring. An allowance for loan losses is based on the present value of estimated future cash flows, taking into consideration the estimated net realizable value of the underlying collateral. As of December 31, 2014 and 2013, there were no TDRs in the commercial loan portfolio.

Debt and equity offering costs

Debt and equity offering costs represents fees, costs and expenses associated with ongoing capital raising efforts. Fees, costs and expenses associated with completed debt offerings are amortized to interest expense over the life of the underlying instruments. Fees, costs and expenses associated with completed equity offerings are reclassified as a reduction of additional paid-in capital. Fees, costs and expenses associated with commitments that are not utilized or debt and equity offerings that are not completed are expensed in the period that the underlying commitment expires or offering is terminated.

Goodwill and intangible assets and liabilities

Goodwill arises from business combinations and represents the excess of the purchase price over the estimated fair value of net assets acquired and is analyzed for impairment annually in the fourth quarter. GAAP permits entities to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, as a basis for determining whether it is necessary to perform the quantitative impairment test of the two-step goodwill impairment test.

Intangible assets consist primarily of customer relationships and trade names, and intangible liabilities consist of lease intangibles recognized in business combinations. Intangible assets and liabilities with finite lives are amortized over their estimated useful lives, which represent the period over which the asset or liability is expected to contribute directly or indirectly to future cash flows. Intangible assets and liabilities with finite lives are reviewed for impairment whenever events and circumstances indicate the carrying value of such assets or liabilities may not be recoverable and exceed their fair value. The Company assesses qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test. If an impairment loss exists, the carrying amount of the intangible asset is adjusted to a new cost basis. The new cost basis is amortized over the remaining useful life of the asset. Tests for impairment or recoverability require significant management judgment, and future events affecting cash flows and market conditions could adversely impact the valuation of these assets and result in impairment losses.

As of December 31, 2014 and 2013, no impairment has been recognized on intangible assets. As of December 31, 2014, $0.4 million of goodwill impairment related to Cosmed, Inc., a majority owned specialty cosmetics subsidiary of SGGH, has been recognized.

Common stock warrant liability

In June 2010, Signature Nevada issued warrants to purchase an aggregate of 1.5 million shares of Signature Nevada’s common stock (the “Warrants”) for an aggregate cash purchase price of $0.3 million. The Warrants have a term of ten years and had an original exercise price of $10.30 per share. The Warrants include anti-dilution and pricing protection provisions that provide for a reduction in the exercise price of the Warrants if any common stock (or equivalents) of the Company are issued at a price per share less than the exercise price during the term of the Warrants, excluding issuances under the Amended and Restated 2006 Signature Group Holdings, Inc. Performance Incentive Plan (the “Incentive Plan”). As a result of the Equity Offering in December 2014, in which the Company issued shares for $6.17 per share, net of the underwriting discount, the exercise price of the Warrants was reduced to $6.17 as of December 31, 2014. The Warrants are financial instruments classified as derivative liabilities and are remeasured at fair value at each reporting date with changes in fair value reported through earnings. The exercise price of the Warrants was further reduced to $5.64 per share following the completion of the common stock portion of the Rights Offering in February 2015. See Note 16—Subsequent Events for additional information about the Rights Offering.

Income taxes

Deferred income taxes are computed using the liability method, under which deferred income taxes represent the tax effect of differences between the financial and income tax bases of assets and liabilities. As a result of generating losses since 2006, among other factors, the Company has determined that sufficient uncertainty exists as to the realizability of all of its deferred tax assets and, as such, has placed a valuation allowance of $385.6 million and $375.0 million on its deferred tax assets as of December 31, 2014 and 2013, respectively. In the year ended December 31, 2014, the Company released $5.1 million of the deferred tax valuation allowance based on expected future taxable income. In future years, tax benefits and related deferred tax assets will be recognized if the Company considers realization of the net deferred tax assets to be more likely than not, or to the extent that deferred tax liabilities are recognized in connection with business combinations.

Uncertain tax positions that meet the more likely than not recognition threshold are measured to determine the amount of benefit to recognize. An uncertain tax position is measured at the largest amount of benefit that management believes has a greater than 50% likelihood of realization upon settlement.

Share-based compensation

Share-based compensation awards, which include awards of restricted common stock and common stock options, are expensed on a straight-line basis over the requisite service period based on their grant date fair value. Nonvested restricted common stock awards are not recorded as part of common stock in the consolidated balance sheets until they are earned, but because they are issued when granted, the shares are included as part of the total number of shares issued and outstanding in the parenthetical disclosure on the face of the consolidated balance sheets.

The fair value of awards of restricted common stock is determined based on the fair value of the Company’s common stock on the grant date. The fair value of common stock options containing only service conditions is estimated using the Black-Scholes option pricing model. The fair value of common stock options containing both service and market conditions is estimated using a trinomial lattice pricing model.

Comprehensive income (loss)

Comprehensive income (loss) consists of net earnings (loss) attributable to Real Industry, Inc. and net unrealized gains on investment securities, available for sale, and is presented in the consolidated statements of comprehensive income (loss). Components of accumulated other comprehensive income consisted of unrealized gains on investment securities, available for sale as of December 31, 2012.

Variable interest entities

Fremont and its subsidiaries securitized mortgages in the form of real estate mortgage investment conduits. The Company evaluates each securitization trust for classification as a variable interest entity (“VIE”).  If the Company is a variable interest holder in a securitization classified as a VIE, which is usually due to an ownership of residual securities that were retained at the time of securitization, then the Company evaluates whether it may be the primary beneficiary.  The primary beneficiary is the party that has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance; and through its interests in the VIE, the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. If the Company is determined to be the primary beneficiary of the VIE (i.e., the party with a controlling financial interest), the assets and liabilities of the VIE are required to be consolidated.  As of December 31, 2014, none of the securitization trusts meet the criteria for consolidation.

The estimated fair value and carrying value of the residual interests in unconsolidated securitization trusts is zero. Management based such assessment on the timing and amount of estimated future cash flows from the residual interests and information from servicers.

Discontinued operations

GAAP requires the results of operations of a component of an entity that either has been disposed of or is classified as held for sale to be reported as discontinued operations in the consolidated financial statements. In order to be considered a discontinued operation, both the operations and cash flows of the component have been (or will be) eliminated from the ongoing operations of an entity and the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction.

In March 2007, Fremont exited the subprime residential real estate business and adopted a plan to dispose of substantially all of the assets related to such business. In late 2007 and early 2008, Fremont pursued various strategic initiatives, which included the sale of substantially all of its retail banking operations, including all of its branches and 100% of its deposits, closure of its mortgage servicing operations and sale of the related mortgage servicing rights. These strategic initiatives resulted in the Company classifying the remaining assets and liabilities of Fremont’s former retail banking and residential lending operation as discontinued operations, where they continue to be reflected.

In January 2015, the Company sold NABCO. As of December 31, 2014, discontinued operations includes the assets, liabilities and results of operations of NABCO and the legacy litigation, primarily home mortgage foreclosure cases in which the Company has no ongoing association with the mortgage or foreclosure, and a mortgage loan repurchase reserve that relates to the former businesses of Fremont. Refer to Note 13—Discontinued Operations for assets, liabilities, and financial results of the components of the Company designated as discontinued operations. Significant accounting policies specific to assets and liabilities of discontinued operations are described below.

Real estate owned, net

Real estate owned (“REO”) is comprised of property acquired through foreclosure, or deed in lieu of foreclosure, on loans secured by residential real estate. REO is recorded at net realizable value at the acquisition date. Estimated net realizable values are based on an evaluation of numerous factors, including appraisals or broker price opinions, Internet real estate websites, sales of comparable assets, and estimated market conditions.

No REO is included in the Company’s consolidated balance sheet as of December 31, 2014.

Repurchase reserve

Pursuant to Fremont’s subprime residential mortgage business, Fremont’s primary operating subsidiary FIL sold loans and made customary standard industry representations and warranties about the loans. SGGH, LLC may be required to repurchase certain loans should a court find that FIL breached certain representations and warranties provided to counterparties that purchased the loans. SGGH, LLC maintains a repurchase reserve pursuant to Topic 460, Guarantees and Topic 450, Contingencies, for the estimated losses expected to be incurred due to outstanding loan repurchase claims, as well as potential future loan repurchase claims. The reserve is based on historical repurchase settlements, expected future repurchase trends for loans sold in whole loan sale transactions, and the expected valuation of such loans when repurchased. The estimated reserve is based upon currently available information and is subject to known and unknown uncertainties using multiple assumptions requiring significant judgment. Actual results may vary significantly from the current estimate. The repurchase reserve is relieved when a claim is settled.

As a result of a New York State Court of Appeals case decided in June 2015, our estimate of the exposure to repurchase claims changed. See Note 16—Subsequent Events for additional information related to the repurchase reserve.

Recent accounting standards update

In February 2013, the Financial Accounting Standards Board (“FASB”) issued accounting guidance (Topic 220, Other Comprehensive Income) that requires disclosure of information about the amounts reclassified out of accumulated other comprehensive income (“OCI”) by component. The accounting guidance also requires presentation, either on the face of the statements of operations or in the notes, significant amounts reclassified out of accumulated OCI by the respective line items of net income, but only if the amounts reclassified are required to be reclassified to net income in their entirety in the same reporting period under GAAP. For other amounts that are not required to be reclassified in their entirety to net income under GAAP, a cross-reference must be provided to other required disclosures that provide additional detail about those amounts. The accounting guidance, which will increase disclosures for the Company as outlined above, was effective January 1, 2013, and did not have a significant impact on the Company’s consolidated financial statements.

In July 2013, the FASB issued accounting guidance (Topic 740, Income Taxes) to eliminate diversity in practice of presenting unrecognized tax benefits as a liability or presenting unrecognized tax benefits as a reduction of a deferred tax asset for a net operating loss or tax credit carryforward in certain circumstances, by requiring that an unrecognized tax benefit be presented in the financial statements as a reduction to deferred tax assets, excluding certain exceptions. The accounting guidance is effective prospectively for fiscal years beginning after December 15, 2013 and did not have a significant impact on the Company’s consolidated financial statements.

In April 2014, the FASB issued accounting guidance (Topic 250, Presentation of Financial Statements and Topic 360, Property, Plant and Equipment) that changes the criteria for reporting discontinued operations and enhances related disclosures. Under the new guidance, only disposals representing a strategic shift in operations are presented as discontinued operations. Those strategic shifts should have a major effect on the organization’s operations and financial results. Additionally, the new guidance requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income and expenses of discontinued operations. The new guidance is effective for annual reporting periods beginning after December 15, 2014, including interim reporting periods within that reporting period. Early adoption is permitted, but only for certain disposals. The new guidance is not expected to have a significant impact on the Company’s consolidated financial statements or disclosures.

In May 2014, the FASB issued accounting guidance (Topic 606, Revenue from Contracts with Customers) that supersedes existing revenue recognition guidance and most industry-specific revenue recognition guidance.  The new guidance is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The new guidance is effective for annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period and early application is not permitted.  The Company is currently assessing the impact of the new guidance on its consolidated financial statements and disclosures.

In June 2014, the FASB issued accounting guidance (Topic 718, Stock Compensation) on share-based compensation with performance targets. The new guidance provides that an equity grant performance target that affects vesting, and could be achieved after the requisite service period, be treated as a performance condition. The new guidance is effective for annual reporting periods beginning after December 15, 2015, including interim reporting periods within that reporting period.  Early adoption is permitted and entities may apply the new guidance either: a) prospectively to all awards granted or modified after the effective date; or b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. The new guidance is not expected to have a significant impact on the Company’s consolidated financial statements or disclosures.

In November 2014, the FASB issued accounting guidance (Topic 815, Derivatives and Hedging) for hybrid financial instruments issued in the form of a share. The new guidance provides that an entity determine the nature of the host contract by considering all stated and implied substantive terms and features of the hybrid financial instrument, weighing each term and feature on the basis of relevant facts and circumstances. That is, an entity should determine the nature of the host contract by considering the economic characteristics and risks of the entire hybrid financial instrument, including the embedded derivative feature that is being evaluated for separate accounting from the host contract. In evaluating the stated and implied substantive terms and features, the existence or omission of any single term or feature does not necessarily determine the economic characteristics and risks of the host contract. Although an individual term or feature may weigh more heavily in the evaluation on the basis of facts and circumstances, an entity should use judgment based on an evaluation of all the relevant terms and features. The effects of initially adopting the new guidance will be applied on a modified retrospective basis to existing hybrid financial instruments issued in the form of a share as of the beginning of the fiscal year for which the new guidance is effective. Retrospective application is permitted to all relevant prior periods. The new guidance is effective for annual reporting periods beginning after December 15, 2015, including interim reporting periods within that reporting period. Early adoption, including adoption in an interim period, is permitted. If an entity early adopts the amendments in an interim period, any adjustments are reflected as of the beginning of the fiscal year that includes that interim period and early application is permitted.  The Company is currently assessing the impact of the new guidance on its consolidated financial statements and disclosures.

In November 2014, the FASB issued new accounting guidance (Topic 805, Business Combinations) on whether and at what threshold an acquired entity that is a business or nonprofit activity can apply pushdown accounting in its separate financial statements. The new guidance provides an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. An acquired entity may elect the option to apply pushdown accounting in the reporting period in which the change-in-control event occurs. An acquired entity should determine whether to elect to apply pushdown accounting for each individual change-in-control event in which an acquirer obtains control of the acquired entity. If pushdown accounting is not applied in the reporting period in which the change-in-control event occurs, an acquired entity will have the option to elect to apply pushdown accounting in a subsequent reporting period to the acquired entity’s most recent change-in-control event. An election to apply pushdown accounting in a reporting period after the reporting period in which the change-in-control event occurred should be considered a change in accounting principle in accordance with Topic 250, Accounting Changes and Error Corrections. If pushdown accounting is applied to an individual change-in-control event, that election is irrevocable.  This new guidance is effective on November 18, 2014. After the effective date, an acquired entity can make an election to apply the guidance to future change-in-control events or to its most recent change-in-control event. However, if the financial statements for the period in which the most recent change-in-control event occurred already have been issued or made available to be issued, the application of this guidance would be a change in accounting principle. The new guidance is not expected to have a significant impact on the Company’s consolidated financial statements or disclosures.

NOTE 3 — CASH AND CASH EQUIVALENTS AND RESTRICTED CASH

The following table presents cash and cash equivalents, within continuing operations, as of December 31, 2014 and 2013:

	December 31,
(Dollars in thousands)	2014	2013
Noninterest-bearing deposits	$34,498	$2,953
Short-term money market funds	27,437	44,894
Total cash and cash equivalents	$61,935	$47,847

The following table presents restricted cash as of December 31, 2014 and 2013:

	December 31,
(Dollars in thousands)	2014	2013
Noninterest-bearing deposits — securing a letter of credit	$21	$784
Noninterest-bearing deposits — legal settlement reserve funds	—	2,021
Total restricted cash	$21	$2,805

NOTE 4 — DEBT AND EQUITY OFFERING COSTS

In connection with the Real Alloy Acquisition, the Company has incurred fees, costs and expenses associated with various financing transactions that were not completed as of December 31, 2014. The debt and equity offering costs as of December 31, 2014 are summarized in the following table.

December 31,
(Dollars in thousands)	2014
Senior Secured Notes, Asset-Based Facility and Factoring Facility	$3,675
Term bridge loan and backstop commitments	10,560
Rights Offering	264
Total debt and equity offering costs	$14,499

Debt offering costs associated with each of the Senior Secured Notes, Asset-Based Facility and Factoring Facility will be amortized as interest expense over the terms of the respective instruments. Fees, costs and expenses associated with the term bridge loan and backstop commitments were expensed in 2015 following the expiration of the respective commitments. Fees, costs and expenses associated with the Rights Offering were reclassified as a reduction of additional paid-in capital following the completion of the Rights Offering in 2015. See Note 16—Subsequent Events for additional information about the Financings and the Real Alloy Acquisition.

NOTE 5 — GOODWILL AND INTANGIBLE ASSETS

Goodwill and intangible assets consisted of the following as of December 31, 2014 and 2013:

	December 31,
(Dollars in thousands)	2014	2013
Goodwill	$—	$400
Intangible assets:
Customer relationships	$—	$40
Trade names	45	45
Product formulations	190	190
Domain names	—	100
Accumulated amortization	(127)	(179)
Total intangible assets, net	$108	$196

The following table summarizes aggregate future amortization of intangible assets:

(Dollars in thousands)
2015	$22
2016	19
2017	17
2018	15
2019	13
Thereafter	22
$108

NOTE 6 — OTHER ASSETS AND OTHER LIABILITIES

The following table presents the Company’s other assets and other liabilities, within continuing operations, as of December 31, 2014 and 2013:

	December 31,
(Dollars in thousands)	2014	2013
Other current assets:
Prepaid expenses	$431	$424
Inventory	348	432
Loans receivable due within one year	81	85
Income taxes receivable	115	—
Other	4	9
Total other current assets	$979	$950

Other noncurrent assets:
Loans receivable, net	$1,154	$1,322
Nonmarketable equity securities	—	800
Property and equipment, net	106	71
Other	(4)	—
Total other noncurrent assets	$1,256	$2,193

Other noncurrent liabilities:
Accrued expenses	$132	$94
Deferred income taxes	204	6
Total other noncurrent liabilities	$336	$100

NOTE 7 — COMMON STOCK WARRANT LIABILITY

In connection with Signature Nevada’s emergence from chapter 11 bankruptcy (“Bankruptcy Proceedings”) on June 11, 2010 (the “Reorganization Effective Date”), warrants to purchase an aggregate of 1.5 million shares of Signature Nevada’s common stock were issued (the “Warrants”). The aggregate purchase price for the Warrants was $0.3 million, due in equal installments as the Warrants vest. The Warrants vested 20% upon issuance and, thereafter, vest 20% annually on the anniversary of the issuance date and, as of December 31, 2014, the Warrants are 100% vested. The Warrants expire in June 2020 and had an original exercise price of $10.30 per share. The Warrants were issued without registration in reliance on the exemption set forth in Section 4(a)(2) of the Securities Act of 1933, as amended.

The Warrants include customary terms that provide for certain adjustments of the exercise price and the number of shares of common stock to be issued upon the exercise of the Warrants in the event of stock splits, stock dividends, pro rata distributions and certain other fundamental transactions. Additionally, the Warrants are subject to pricing protection provisions. During the term of the Warrants, the pricing protection provisions provide that certain issuances of new shares of common stock at prices below the current exercise price of the Warrants automatically reduce the exercise price of the Warrants to the lowest per share purchase price of common stock issued. In December 2014, the Company issued shares of common stock in a public offering under its registration statement on Form S-3 (the “Shelf”) at $6.17 per share, thereby reducing the exercise price of the Warrants to $6.17 per share as of December 31, 2014. Further, on February 27, 2015, the exercise price of the Warrants was reduced to $5.64 per share following the completion of the common stockholder portion of the Rights Offering. See Note 16—Subsequent Events for additional information about, and the participation by the holders of the Warrants in, the Rights Offering.

The Company utilized a Monte Carlo simulation to estimate the fair value of the common stock warrant liability as of December 31, 2014, and used a trinomial lattice option pricing model as of December 31, 2013. See Note 11—Fair Value Measurements for a discussion about the estimated fair values determined using the Monte Carlo simulation model and the trinomial lattice option pricing model.  A decrease in the common stock warrant liability results in other income, while an increase in the common stock warrant liability results in other expense.

The following table presents changes in the fair value of the common stock warrant liability during the years ended December 31, 2014, 2013 and 2012:

	Year Ended December 31,
(Dollars in thousands)	2014	2013	2012
Beginning balance	$9,300	$2,350	$1,403
Change in fair value of common stock warrant liability	(3,700)	6,950	947
Ending balance	$5,600	$9,300	$2,350

NOTE 8 — INCOME TAXES

The following table summarizes income tax expense (benefit), within continuing operations, for the years ended December 31, 2014, 2013 and 2012:

	Year Ended December 31,
(Dollars in thousands)	2014	2013	2012
Current income tax expense (benefit):
Federal	$(3,123)	$(2,382)	$(314)
State	(637)	(552)	(30)
Total current income tax expense (benefit)	(3,760)	(2,934)	(344)
Deferred income tax expense (benefit):
Federal	(4,611)	521	120
State	(15)	79	(58)
Total deferred income tax expense (benefit)	(4,626)	600	62
Total income tax expense (benefit)	$(8,386)	$(2,334)	$(282)

A reconciliation of the effective tax rates in the consolidated statements of income from continuing operations with the statutory federal income tax rate of 34.0% is summarized in the following:

	Year Ended December 31,
	2014	2013	2012
Federal statutory rate	34.0%	34.0%	34.0%
State income taxes, net of federal benefit	4.9%	2.2%	0.2%
Deferred tax valuation allowance	(131.3)%	(10.6)%	(27.6)%
Fair value adjustments	14.7%	(14.9)%	(3.0)%
Revisions to prior year taxes	171.4%	2.1%	0.7%
Meals and entertainment	(0.1)%	(0.2)%	(0.1)%
Other	4.7%	2.3%	(1.1)%
Effective tax rate	98.3%	14.9%	3.1%

Net payments made for federal and state income taxes were $0.6 million, $0.6 million and $0.3 million for the years ended December 31, 2014, 2013 and 2012, respectively.

The following table provides a summary of the activity in the amount of unrecognized tax benefits for the years ended December 31, 2014, 2013 and 2012:

	Year Ended December 31,
	2014	2013	2012
Beginning balance	$344	$378	$423
Additions based on tax positions related to the current year	—	—	—
Additions for tax positions of prior years	294	—	378
Reductions of tax positions of prior years	—	(34)	(423)
Settlements	(638)	—	—
Ending balance	$—	$344	$378

When necessary, the Company accrues the expected tax and interest exposure for tax matters that are either in the process of resolution or have been identified as having the potential for adjustment. There was no reserve for uncertain tax matters as of December 31, 2014 and 2013.

In connection with the NABCO business combination in July 2011, the Company recognized a $0.4 million liability for uncertain tax matters related to the difference between positions taken on tax returns filed prior to the acquisition and the estimated potential tax settlement outcomes associated with inventory costs in those tax returns. The statute of limitations on the uncertain tax matter expired in September 2012 and the accrued liability and the related indemnification asset were reversed.

In March 2014, the IRS completed its examination of the Company’s 2003, 2004, 2005 and 2008 tax years and delivered a special report on their examination to the congressional Joint Committee on Taxation (the “Joint Committee”). As required by Internal Revenue Code (the “Code”) Section 6405(a), the Joint Committee reviews all income tax refund requests in excess of $2.0 million, including the Company’s $24.8 million refund request related to its 2003, 2004, 2005 and 2008 tax years, which was received in October 2010. The special report, which the Joint Committee accepted without exception, indicated that net adjustments to the tax returns under examination resulted in a $0.5 million refund overpayment. The Company made estimated payments related to the refund overpayment in January 2013 and March 2014 aggregating $0.6 million, including estimated interest. In September 2014, the IRS provided a final accounting of the examination adjustments. These adjustments included additional interest adjustments on 2006 underpayment of tax liability, offset by NOLs generated in 2007 and utilized in the 2008 tax return. Interest on the underpayment accrued from its original due date until the 2008 tax return, utilizing the NOL was filed. In October 2014, the Company paid the $0.3 million of interest on tax adjustments. As of December 31, 2014, the Company has no tax years under examination, and tax years 2003 through 2008 are closed.

Deferred income taxes are a component of continuing operations, and include the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and for income tax purposes. The components of the Company’s deferred tax assets and deferred tax liabilities as of December 31, 2014 and 2013 are summarized in the following table:

	December 31,
(Dollars in thousands)	2014	2013
Deferred tax assets:
Net operating loss carryforwards	$375,193	$360,211
Alternative minimum tax credits	10,908	10,909
Repurchase reserve	2,098	2,450
Real Alloy Acquisition Costs	1,296	—
Inventory	641	469
Compensation	873	975
Litigation reserves	134	743
Bad debt	22	164
Other	149	121
Total deferred tax assets	391,314	376,042
Deferred tax liabilities:
Intangible assets and liabilities	624	1,013
Other	35	6
Total deferred tax liabilities	659	1,019
Net deferred tax asset before valuation allowance	390,655	375,023
Deferred tax valuation allowance	(385,551)	(375,029)
Net deferred tax asset (liability)	$5,104	$(6)

As of December 31, 2014, the Company had estimated federal and California net operating loss carryforwards (“NOLs”) of $933.6 million and $994.7 million, respectively. The federal NOLs have a 20-year life and begin to expire after the 2027 tax year, while the California NOLs have either a 10-year or 20-year life and begin to expire after the 2017 tax year. In order to preserve these tax attributes following emergence from Bankruptcy Proceedings, restrictions were included in Signature Nevada’s Amended and Restated Bylaws on transfers of its common stock (the “Tax Benefit Preservation Provision”). The same restrictions were included in Signature Delaware’s Amended and Restated Bylaws and subsequently, Real Industry’s Amended and Restated Bylaws. Unless approved by the Board, any attempted transfer of Real Industry common stock is prohibited and void to the extent that, as a result of such transfer (or any series of transfers) i) any person or group of persons own 4.9% of the then-outstanding shares of Real Industry common stock, whether directly or indirectly (a “4.9-percent holder”),  or ii) the ownership interests of any “five percent holder” (as defined in Section 1.382-2T(g) of the Tax Code) shall be increased or decreased. Persons wishing to become a 4.9-percent holder (or existing five-percent holders wishing to increase or decrease their percentage ownership) must request a waiver of the restriction from Real Industry, and the Board may grant a waiver in its sole discretion.  The Tax Benefit Preservation Provision is meant to reduce the potential for a “change of control” event, which, if it were to occur, would have the effect of limiting the amount of the NOLs available in a particular year.

The Company assesses deferred tax assets to consider whether it is more likely than not that the deferred tax assets will be realized. The ultimate realization of deferred tax assets depends on the ability to generate future taxable income during the periods in which temporary differences become deductible. Prior to the NABCO Sale, as a result of generating losses since 2006, among other factors, the Company had determined that sufficient uncertainty existed as to the realizability of its net deferred tax asset and placed a full valuation allowance on its net deferred tax assets. Based on the fact that the NABCO Sale will generate a gain for income tax purposes of approximately $45.0 million, management has determined it is more likely than not that the Company will report taxable income for the year ended December 31, 2015 in United States federal and state jurisdictions in which Real Industry has NOLs. Based on the Company’s analysis of estimated taxable income, including the NABCO Sale and the Real Alloy Acquisition, in which the Company received a Tax Code Section 338(h)(10) election and a step-up in tax basis of the acquired assets in the Real Alloy Acquisition, $5.1 million of the deferred tax asset valuation allowance has been released in the year ended December 31, 2014, and the deferred tax valuation allowance as of December 31, 2014 and 2013 was $385.6 million and $375.0 million, respectively. Net deferred tax assets totaled $5.1 million as of December 31, 2014 and net deferred tax liabilities were $6 thousand at December 31, 2013.

NOTE 9 — SHARE-BASED PAYMENTS AND EMPLOYEE BENEFITS

Incentive Plan

The Amended and Restated 2006 Signature Group Holdings, Inc. Performance Incentive Plan (the “Incentive Plan”) provides for the grant of restricted common stock, common stock options, stock appreciation rights, and restricted stock units to employees, nonexecutive directors and consultants. Under the Incentive Plan, the Board is authorized to issue up to 2.5 million shares of common stock, or its equivalent. As of December 31, 2014 and 2013, there were no stock appreciation rights or restricted stock units outstanding, and there were approximately 0.5 million and 0.6 million shares, respectively, available for grant under the Incentive Plan.

Director Compensation Program

The Director Compensation Program provides for annual grants, under the Incentive Plan, of restricted shares of the Company’s common stock on the first business day of each calendar year to each nonexecutive Board member. These grants have a grant date fair value of $75 thousand per nonexecutive director, and vest on January 1 of the following year. Compensation to nonexecutive directors joining the Company after January 1 is prorated for the time of service and those awards also vest on January 1 of the following year.

Restricted common stock

Restricted common stock awards are granted with various vesting schedules ranging from immediately to five years. Grants that vest immediately have restrictions on transfer of the common stock for approximately one year. The following table provides activity of restricted common stock for the years ended December 31, 2014, 2013 and 2012:

	Year Ended December 31, 2014		Year Ended December 31, 2013		Year Ended December 31, 2012
	Shares	Weighted Average Grant Date Fair Value Per Share	Shares	Weighted Average Grant Date Fair Value Per Share	Shares	Weighted Average Grant Date Fair Value Per Share
Beginning balance	139,641	$4.94	357,522	$4.32	231,506	$5.96
Shares vested	(98,530)	5.76	(356,886)	4.61	(195,017)	4.18
Shares granted	73,394	9.89	139,005	5.70	321,033	3.05
Ending balance	114,505	$7.42	139,641	$4.94	357,522	$4.32

Share-based compensation related to restricted common stock awards was $0.7 million, $1.2 million and $1.1 million for the years ended December 31, 2014, 2013 and 2012, respectively. As of December 31, 2014 and 2013, the aggregate unamortized value of share-based restricted common stock awards was $0.4 million and $0.3 million, respectively, and will be recognized over a weighted average period of 1.9 years from December 31, 2014.

During the years ended December 31, 2014 and 2013, respectively, the Company repurchased 9,229 and 32,885 shares of its common stock (the “Treasury Shares”) from executive officers and employees, at fair value, for $0.1 million and $0.3 million, respectively, to satisfy statutory payroll tax withholding requirements on vesting restricted common stock awards. The 2014 and 2013 Director Compensation Program awards included the reissuance of 21,346 and 9,897 Treasury Shares, respectively. Employees were granted 10,618 and 10,871 shares of restricted common stock in 2014 and 2013, respectively. All of the shares of restricted common stock issued to employees in 2013 were reissued Treasury Shares. Executive officers were granted 27,500 and 25,000 shares of restricted common stock in 2014 and 2013, respectively. There were zero and 12,117 Treasury Shares held as of December 31, 2014 and 2013, respectively.

Common stock options

The Company also issues common stock options to employees under the Incentive Plan, with various vesting schedules ranging from immediately to four years. The fair value of each common stock option award is estimated on the grant date using either a Black-Scholes option pricing model for service-based awards or a trinomial lattice option pricing model for performance-based awards using assumptions in the following table. Expected volatilities are based on historical volatility of the Company’s common stock, since emerging from Bankruptcy Proceedings on the Reorganization Effective Date, and volatilities of similar entities. The common stock option awards expire eight to ten years following the grant date and the expected lives are based on the simplified method as the Company does not have sufficient common stock option exercise experience to support a reasonable estimate of expected term. The risk-free rate is the yield available on U.S. Treasury zero-coupon issues with remaining maturities approximating the expected term at the grant date. There were no common stock option awards granted in the year ended December 31, 2014. The following table provides assumptions used in determining the fair value of common stock option grants for the years ended December 31, 2013 and 2012:

	Year Ended December 31,
(Weighted averages)	2013	2012
Expected volatility	55.00%	52.60%
Risk-free interest rate	1.15%	0.80%
Expected term (in years)	5.60	5.10
Dividend yield	—%	—%
Grant date fair value per share	$2.75	$1.67

The following table presents activity of nonvested common stock options during the years ended December 31, 2014, 2013 and 2012:

	Year Ended December 31, 2014		Year Ended December 31, 2013		Year Ended December 31, 2012
	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share
Beginning balance	673,833	$6.59	872,373	$5.41	881,600	$5.72
Options granted	—	—	205,000	9.52	184,600	3.57
Options vested	(592,433)	6.29	(383,208)	5.47	(189,861)	5.11
Options forfeited	—	—	(20,332)	3.62	(3,966)	3.00
Ending balance	81,400	$7.62	673,833	$6.59	872,373	$5.41

The following table presents activity of exercisable common stock options during the years ended December 31, 2014, 2013 and 2012:

	Year Ended December 31, 2014		Year Ended December 31, 2013		Year Ended December 31, 2012
	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share
Beginning balance	543,867	$5.76	181,327	$5.21	—	$—
Options exercised	(150,000)	5.72	(20,668)	3.00	(8,534)	3.00
Options vested	592,433	6.29	383,208	5.47	189,861	5.11
Ending balance	986,300	$6.08	543,867	$5.76	181,327	$5.21

The weighted average remaining contractual life for common stock options outstanding and exercisable as of December 31, 2014 and 2013 was 6.6 and 7.4 years, respectively, and the weighted average remaining contractual life for common stock options exercisable as of December 31, 2014 was 6.6 years.

The following table provides information pertaining to the intrinsic value of common stock options outstanding and exercisable as of December 31, 2014 and 2013:

	December 31,
(Dollars in thousands)	2014	2013
Intrinsic value of common stock options outstanding	$1,507	$5,520
Intrinsic value of common stock options exercisable	1,404	2,716

The following table presents the intrinsic value of common stock options exercised and the fair value of common stock options that vested during the years ended December 31, 2014, 2013 and 2012:

	Year Ended December 31,
(Dollars in thousands)	2014	2013	2012
Intrinsic value of common stock options exercised (1)	$398	$137	$10
Fair value of common stock options vested(2)	1,244	756	327

(1)	The intrinsic value of common stock options exercised is the difference between the fair market value of the Company’s common stock on the exercise date and the exercise price.
(2)	The fair value of common stock options vested is based on the grant date fair value.

Share-based compensation related to common stock option awards was $0.6 million, $0.9 million and $0.7 million for the years ended December 31, 2014, 2013 and 2012, respectively. As of December 31, 2014 and 2013, the aggregate unamortized value of share-based common stock option awards was $0.1 million and $0.7 million, respectively, and will be recognized over a weighted average period of 0.4 years from December 31, 2014.

401(k) saving plan

The Company maintains a 401(k) savings plan (the “Savings Plan”) under which all full-time employees are eligible to participate. Employee contributions are limited to the maximum amount allowed by the IRS. The Company matches 100% of each employee contribution to the Savings Plan, up to a maximum match of 4% of each employee’s total compensation. Matching contributions under the Savings Plan during the years ended December 31, 2014, 2013 and 2012 were $0.2 million, $0.2 million and $0.1 million, respectively.

NOTE 10 — EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share is computed by dividing net earnings (loss) attributable to Real Industry, Inc. by the weighted average number of common shares outstanding for the reporting period. The Company distributed subscription rights to all of its existing stockholders as of January 28, 2015, and the subscription rights price represented a discount to the market value of Real Industry’s common stock upon the closing of the Rights Offering, with respect to common stockholders, on February 27, 2015. The discount in the Rights Offering represents an implied stock dividend, which requires retroactive adjustment of the weighted average shares outstanding reported in reporting periods prior to the completion of the Rights Offering.  As reported in our Annual Report, adjustments to the weighted average shares outstanding in all reporting periods disclosed in  these consolidated financial statements reflect an 8.3% increase from weighted average shares outstanding reported in filings made prior to the Annual Report, based on the fair value per share immediately preceding the closing of the Rights Offering and the theoretical fair value immediately after the closing of the Rights Offering. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. For the calculation of diluted earnings per share, the basic weighted average number of shares is increased by the dilutive effect of unvested restricted common stock awards, common stock options and the Warrants, determined using the treasury stock method.

Unvested restricted common stock, common stock options and the Warrants are anti-dilutive and excluded from the computation of diluted earnings per share if the assumed proceeds upon exercise or vesting are greater than the cost to reacquire the same number of shares at the average market price during the period. The dilutive impact of these securities could be included in future computations of diluted earnings per share if the Company reports net earnings. For the years ended December 31, 2013 and 2012, the impact of all outstanding unvested restricted common stock, common stock options and the Warrants are excluded from diluted loss per share as their impact would be anti-dilutive.

The following table sets forth the computation of basic and diluted earnings (loss) per share for the years ended December 31, 2014, 2013 and 2012:

	Year Ended December 31,
(Dollars in thousands, except per share amounts)	2014	2013	2012
Loss from continuing operations	$(148)	$(14,185)	$(8,768)
Earnings (loss) from discontinued operations, net of income taxes	5,560	4,151	1,300
Net loss	5,412	(10,034)	(7,468)
Loss attributable to noncontrolling interest	(91)	—	—
Net loss attributable to Real Industry, Inc.	$5,503	$(10,034)	$(7,468)
Basic and diluted earnings (loss) per share:
Weighted average basic and diluted shares outstanding	13,403,083	12,839,761	12,572,843
Earnings (loss) per share
Continuing operations	$—	$(1.11)	$(0.69)
Discontinued operations	0.41	0.32	0.10
Basic and diluted earnings (loss) per share	$0.41	$(0.79)	$(0.59)

The following table provides details on the average market price of Real Industry common stock and the incremental shares that would have been included in the diluted shares outstanding computation for the years ended December 31, 2013 and 2012, had they not been anti-dilutive:

	Year Ended December 31,
	2014	2013	2012
Average market price of Real Industry common stock	$9.58	$8.57	$3.56
Potentially dilutive common stock equivalents:
Unvested restricted common stock	47,135	252,313	80,913
Common stock options	418,544	302,260	1,421
Warrants	533,356	301,443	—
Total potentially dilutive common stock equivalents	999,035	856,016	82,334

NOTE 11 — FAIR VALUE MEASUREMENTS

Fair Value Estimates of Financial Instruments

The following tables present the carrying values and fair value estimates of financial instruments as of December 31, 2014 and 2013:

		December 31, 2014
(Dollars in thousands)	Fair Value Hierarchy	Carrying Amount	Estimated Fair Value
ASSETS
Continuing operations:
Cash and cash equivalents	Level 1	$61,935	$61,935
Restricted cash	Level 1	21	21
Loans receivable, net (other noncurrent assets)	Level 3	1,236	1,236
Discontinued operations:
Cash and cash equivalents	Level 1	1,032	1,032
LIABILITIES
Continuing operations:
Common stock warrant liability	Level 3	5,600	5,600
Discontinued operations:
Line of credit	Level 3	$1,000	$1,000
Long-term debt	Level 3	13,600	13,592

		December 31, 2013
(Dollars in thousands)	Fair Value Hierarchy	Carrying Amount	Estimated Fair Value
ASSETS
Continuing operations:
Cash and cash equivalents	Level 1	$47,847	$47,847
Restricted cash	Level 1	2,805	2,805
Loans receivable, net (other assets)	Level 3	1,407	1,400
Nonmarketable equity security (other assets)	Level 3	800	4,000
Discontinued operations:
Cash and cash equivalents	Level 1	172	172
LIABILITIES
Continuing operations:
Common stock warrant liability	Level 3	9,300	9,300
Discontinued operations:
Line of credit	Level 3	$500	$500
Long-term debt	Level 3	17,200	17,200

The Company used the following methods and assumptions to estimate the fair value of each class of financial instrument as of December 31, 2014 and 2013:

Cash and cash equivalents and restricted cash

Cash and cash equivalents and restricted cash are recorded at historical cost. The carrying value is a reasonable estimate of fair value as these instruments have short-term maturities and market interest rates.

Loans receivable, net

Loans receivable, net, consists of commercial real estate loans. The estimated fair value considers the collateral coverage of assets securing the loans and estimated credit losses, as well as variable interest rates, which approximate market interest rates.

Nonmarketable equity security

Nonmarketable equity security consisted of 4.00% cumulative convertible preferred stock of a private company with which the Company previously had a commercial lending relationship through Special Situations and is classified in other noncurrent assets. The preferred stock had a stated value of $2.0 million and is convertible to 45.0% of the common stock of the private company, on a fully diluted basis. The estimated fair value of preferred stock is based on estimates of EBITDA, a sales multiple and a control discount.

Line of credit

The line of credit is a short-term borrowing facility, used primarily to support ongoing operations. The carrying value is a reasonable estimate of fair value, as this instrument has a short-term maturity and a market interest rate.

Long-term debt

Long-term debt includes term loans, the fair value of which is based on the market characteristics of the individual loan terms, including interest rates, scheduled principal amortization and maturity dates, generally consistent with market terms.

Common stock warrant liability

Common stock warrant liability is a derivative liability related to the Warrants’ anti-dilution and pricing protection provisions. The fair value of the common stock warrant liability as of December 31, 2013 was based on a trinomial lattice option pricing model that utilized various assumptions, including exercise multiple, volatility and expected term. Given the fact that both the Equity Offering and the Rights Offering triggered the pricing protection provisions of the Warrants, management has elected to refine its estimation of the fair value of the common stock warrant liability by including the two new assumptions in a Monte Carlo simulation. The fair value of the common stock warrant liability as of December 31, 2014 is based on a Monte Carlo simulation that utilizes various assumptions, including exercise multiple, volatility, expected term and equity raise assumptions. See the quantitative information disclosures below for additional information about the estimated fair value of the common stock warrant liability. See the quantitative and qualitative disclosures about fair value estimates of Level 2 and 3 assets and liabilities, below, for information about the management’s refinement of its estimate of the fair value of the common stock warrant liability.

Recurring and Nonrecurring Fair Value Measurements

Certain assets and liabilities are required to be carried at estimated fair value and are referred to as recurring fair value measurements under GAAP. From time to time, the Company is required to measure other assets and liabilities at estimated fair value, typically from the application of specific accounting guidance under GAAP and are referred to as nonrecurring fair value measurements. These adjustments to fair value generally result from the application of lower of cost or market accounting or impairment charges of individual assets.

The following table presents the Company’s assets and liabilities measured at estimated fair value as of December 31, 2014 and 2013 based on the fair value hierarchy on a recurring and nonrecurring basis:

(Dollars in thousands)	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
Recurring fair value measurements:
December 31, 2014
Common stock warrant liability	$—	$—	$5,600	$5,600
December 31, 2013
Common stock warrant liability	$—	$—	$9,300	$9,300
Nonrecurring fair value measurements:
December 31, 2013
Real estate owned, net	$—	$—	$75	$75

The following table presents the reconciliation of assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2014, 2013 and 2012:

(Dollars in thousands)	Beginning Balance	Income (Expense) Realized in Earnings	Transfers In/Out of Level 3	Purchases	Issuances	Settlements	Ending Balance
Year Ended December 31, 2014
Common stock warrant liability	$9,300	$3,700	$—	$—	$—	$—	$5,600
Year Ended December 31, 2013
Common stock warrant liability	$2,350	$(6,950)	$—	$—	$—	$—	$9,300
Year Ended December 31, 2012
Common stock warrant liability	$1,403	$(947)	$—	$—	$—	$—	$2,350

The following table summarizes gains (losses) on assets and liabilities recorded on a nonrecurring basis for the years ended December 31, 2014, 2013 and 2012:

	Year Ended December 31,
(Dollars in thousands)	2014	2013	2012
Inventory	$432	$—	$—
Goodwill	400	—	—
Loans held for sale, net:
Continuing operations	—	—	2,776
Discontinued operations	—	—	(1,062)
Real estate owned, net	—	283	(725)
Commercial real estate investments, net	—	—	(121)
	$832	$283	$868

The Company’s Level 3 assets and liabilities are determined using valuation techniques that incorporate unobservable inputs that require significant judgment or estimation. The following tables presents quantitative information about the valuation techniques and unobservable inputs applied to Level 2 and Level 3 recurring and nonrecurring fair value measurements as of December 31, 2014 and 2013:

December 31, 2014
(Dollars in thousands)	Estimated Fair Value	Valuation Technique	Unobservable Input	Range (Weighted Average)
Liabilities:
Common stock warrant liability	$5,600	Monte Carlo Simulation	Exercise multiple	2.8x (2.8x)
			Volatility	52.0% (52.0%)
			Expected term	5.8 — 5.8 years (5.8 years)
			Equity raise probablity	25% (25%)
			Issue price discount to fair value	15% (15%)

	December 31, 2013
(Dollars in thousands)	Estimated Fair Value	Valuation Technique	Unobservable Input	Range (Weighted Average)
Assets:
Real estate owned, net (discontinued operations)	$75	Market approach	Marketability discounts	20.0% (20.0%)
			Estimated selling costs	8.0% (8.0%)
Liabilities:
Common stock warrant liability	$9,300	Lattice option pricing model	Exercise multiple	2.8x (2.8x)
			Volatility	55.0% (55.0%)
			Expected term	4.1 — 4.2 years (4.2 years)

Significant unobservable inputs used in the fair value measurement of REO were marketability discounts and estimated selling costs. The Company utilized third party collateral valuation services and real estate Internet websites to estimate the fair value of REO and adjusts these values to account for various factors, such as historical loss experience, anticipated liquidation timing and estimated selling costs. Significant increases in these assumptions would result in a decrease in the estimated fair value of REO, while decreases in these assumptions would result in a higher estimated fair value.

Significant unobservable inputs used in the fair value measurement of the common stock warrant liability include an exercise multiple, volatility and expected term. The Company used these unobservable inputs in a trinomial lattice option pricing model to estimate fair value as of December 31, 2013. Given the fact that both the Equity Offering and the Rights Offering triggered the pricing protection provisions of the Warrants, management has elected to refine its estimation of the fair value of the common stock warrant liability by including two new assumptions in a Monte Carlo simulation. The December 31, 2014 estimated fair value was determined using a Monte Carlo simulation using the same assumptions used in the trinomial lattice option pricing model and two additional assumptions: the probability of additional equity raises and the estimated discount to fair value in the event an equity raise occurs. Management compared the estimated fair value of the common stock warrant liability using the trinomial lattice option pricing model and the Monte Carlo simulation assuming a 0% probability of future equity raises, and determined the estimated fair value was comparable in both models. Significant increases in the exercise multiple or significant decreases in volatility, expected term or the equity raise probability would result in a decrease in the estimated fair value of the common stock warrant liability, while significant decreases in the exercise multiple or significant increases in volatility, expected term or the equity raise probability would result in an increase in the estimated fair value of the common stock warrant liability.

NOTE 12 — OPERATIONS BY REPORTABLE SEGMENT

Segment information is prepared on the same basis that our CEO, our chief operating decision-maker, manages the segments, evaluates financial results, and makes key operating decisions. As of December 31, 2014, the Company had one operating segment within continuing operations, Special Situations. The Company’s second segment consists of discontinued operations, which includes the results of operations and assets and liabilities of NABCO and from Fremont’s former businesses. Results of operations and other financial measures that are not included in the Company’s two segments are included in Corporate and Other. See Note 16—Subsequent Events for additional information about the Company’s reportable operating segments. The following tables present the operating results for each of the Company’s segments for years ended December 31, 2014, 2013 and 2012:

	Continuing Operations
(Dollars in thousands)	Special Situations	Corporate and Other	Eliminations	Total	Discontinued Operations	Total
Year Ended December 31, 2014
Operating revenues from external customers	$2,232	$—	$—	$2,232	$39,814	$42,046
Intersegment operating revenues	284	328	(612)	—	—	—
Operating costs	9	14,533	(612)	13,930	33,757	47,687
Other income (expense)	—	3,164	—	3,164	3,209	6,373
Earnings (loss) before income taxes	2,507	(11,041)	—	(8,534)	9,266	732
Income tax expense (benefit)	10	(8,396)	—	(8,386)	3,706	(4,680)
Net earnings	2,497	(2,645)	—	(148)	5,560	5,412
Earnings attributable to noncontrolling interest	—	(91)	—	(91)	—	(91)
Net earnings attributable to Real Industry, Inc.	$2,497	$(2,554)	$—	$(57)	$5,560	$5,503

	Continuing Operations
(Dollars in thousands)	Special Situations	Corporate and Other	Eliminations	Total	Discontinued Operations	Total
Year Ended December 31, 2013
Operating revenues from external customers	$6,691	$48	$—	$6,739	$37,783	$44,522
Intersegment operating revenues	275	316	(591)	—	—	—
Operating costs	415	16,596	(591)	16,420	32,559	48,979
Other income (expense)	(14)	(6,824)	—	(6,838)	1,424	(5,414)
Earnings (loss) before income taxes	6,537	(23,056)	—	(16,519)	6,648	(9,871)
Income tax expense (benefit)	2,574	(4,908)	—	(2,334)	2,497	163
Net earnings	3,963	(18,148)	—	(14,185)	4,151	(10,034)
Earnings attributable to noncontrolling interest	—	—	—	—	—	—
Net earnings attributable to Real Industry, Inc.	$3,963	$(18,148)	$—	$(14,185)	$4,151	$(10,034)

	Continuing Operations
(Dollars in thousands)	Special Situations	Corporate and Other	Eliminations	Total	Discontinued Operations	Total
Year Ended December 31, 2012
Operating revenues from external customers	$7,691	$358	$—	$8,049	$36,830	$44,879
Intersegment operating revenues	642	940	(1,582)	—	—	—
Operating costs	1,073	17,123	(1,582)	16,614	35,468	52,082
Other income (expense)	1	(486)	—	(485)	805	320
Earnings (loss) before income taxes	7,261	(16,311)	—	(9,050)	2,167	(6,883)
Income tax expense (benefit)	1,467	(1,749)	—	(282)	867	585
Net earnings	5,794	(14,562)	—	(8,768)	1,300	(7,468)
Earnings attributable to noncontrolling interest	—	—	—	—	—	—
Net earnings attributable to Real Industry, Inc.	$5,794	$(14,562)	$—	$(8,768)	$1,300	$(7,468)

The following table presents summarized balance sheet information for each of the Company’s segments as of December 31, 2014 and 2013:

	Continuing Operations
(Dollars in thousands)	Special Situations	Corporate and Other	Eliminations	Total	Discontinued Operations	Total
Segment assets:
December 31, 2014
Current assets	$350	$67,689	$—	$68,039	$18,058	$86,097
Total assets	1,754	106,294	(23,362)	84,686	37,237	121,923
December 31, 2013
Current assets	$1,904	$49,698	$—	$51,602	$14,755	$66,357
Total assets	7,200	54,364	(7,068)	54,496	35,627	90,123
Segment liabilities:
December 31, 2014
Current liabilities	$—	$7,096	$—	$7,096	$8,073	$15,169
Total liabilities	3,575	32,831	(23,362)	13,044	23,261	36,305
December 31, 2013
Current liabilities	$60	$1,996	$—	$2,056	$8,649	$10,705
Total liabilities	3,955	14,545	(7,068)	11,432	28,773	40,205

NOTE 13 — DISCONTINUED OPERATIONS

The following table presents the assets and liabilities, as of December 31, 2014 and 2013, of the components of the Company designated as discontinued operations as of December 31, 2014, including NABCO:

	December 31,
(Dollars in thousands)	2014	2013
Current assets:
Cash and cash equivalents	$1,032	$172
Trade accounts receivable, net	4,509	3,736
Inventory	11,349	10,345
Real estate owned, net	—	75
Other current assets	1,168	427
Total current assets of discontinued operations	$18,058	$14,755
Noncurrent assets:
Property and equipment, net	$328	$318
Intangible assets, net	1,615	2,708
Goodwill	17,780	17,780
Other noncurrent assets	240	171
Total noncurrent assets of discontinued operations	$19,963	$20,977
Current liabilities:
Trade payables	$2,864	$2,160
Line of credit	1,000	500
Long-term debt due within one year	3,900	3,600
Litigation reserve	145	2,012
Accounts payable and accrued liabilities	51	233
Unclaimed property	—	19
Other current liabilities	113	125
Total current liabilities of discontinued operations	$8,073	$8,649
Noncurrent liabilities:
Long-term debt	9,700	13,600
Repurchase reserve	5,500	6,500
Total noncurrent liabilities of discontinued operations	$15,200	$20,100

Significant assets and liabilities of discontinued operations include:

Trade accounts receivable, net consisted of the following as of December 31, 2014 and 2013:

	December 31,
(Dollars in thousands)	2014	2013
Trade accounts receivable	$4,741	$3,952
Estimated sales returns and allowances	(197)	(169)
Allowance for doubtful accounts	(35)	(47)
Trade accounts receivable, net	$4,509	$3,736

As of December 31, 2014 and 2013, all of the trade receivables, totaling $4.7 million and $3.9 million, respectively, of NABCO were pledged as collateral to secure outstanding balances on its line of credit and term loans. The line of credit and terms loans were repaid, and the pledge released, in January 2015 in connection with the NABCO Sale. See Note 16—Subsequent Events for additional information about the NABCO Sale.

During each of the years ended December 31, 2014, 2013 and 2012, there were three customers that each represented 10% or more of consolidated operating revenues. In 2014, 2013 and 2012, these customers accounted for 48.9%, 43.4% and 40.3% of consolidated operating revenues, respectively, and represented 57.9% and 51.7% of trade accounts receivable as of December 31, 2014 and 2013, respectively.

Inventory consists of electrical components, primarily new electrical circuit breakers for use in commercial, industrial and residential applications. The following table presents the composition of NABCO’s inventory as of December 31, 2014 and 2013:

	December 31,
(Dollars in thousands)	2014	2013
Finished goods	$11,374	$10,370
Valuation adjustment for damaged inventory	(25)	(25)
Total inventory	$11,349	$10,345

As of December 31, 2014 and 2013, all of NABCO’s inventory, totaling $11.4 million and $10.4 million, respectively, was pledged as collateral to secure outstanding balances on its line of credit and term loans. The line of credit and terms loans were repaid, and the pledge released, in January 2015 in connection with the NABCO Sale. See Note 16—Subsequent Events for additional information about the NABCO Sale.

NABCO’s goodwill and intangible assets, totaled $17.8 million and $1.6 million, respectively, as of December 31, 2014, and $17.8 million and $2.7 million, respectively, as of December 31, 2013. As of December 31, 2014, there had been no impairment charges on NABCO’s goodwill and intangible assets.

The following table presents the NABCO’s debt as of December 31, 2014 and 2013:

	December 31,
(Dollars in thousands)	2014	2013
Line of credit	$1,000	$500

Long-term debt:
$8,000 term loan issued at par in September 2011 at a base rate plus 1.00%, due September 2016	$3,900	$5,700
$11,500 term loan issued at par in December 2013 at 5.0%, due December 2018	9,700	11,500
	13,600	17,200
Less: Principal due within one year	(3,900)	(3,600)
Long-term debt	$9,700	$13,600

Line of credit

Line of credit consists of NABCO’s $4.0 million asset-based revolving loan that is subject to a borrowing base. As of December 31, 2014 and 2013, outstanding borrowings on the revolving line of credit were $1.0 million and $0.5 million, respectively. As of December 31, 2014, available borrowing capacity under the revolving line of credit was $3.0 million. The line of credit has a variable interest rate based upon the lender’s base rate, which was 4.0% on December 31, 2014, and is secured by all of NABCO’s assets. Interest expense on the line of credit was $40 thousand, $80 thousand and $71 thousand for the years ended December 31, 2014, 2013 and 2012, respectively.

Term loans

Term loans include NABCO’s term loans that are subject to quarterly principal payments with balloon payments of any remaining principal balance due at maturity.  As of December 31, 2014, the interest rate on the variable rate term loan was 5.00%. In the event of default, the interest rates on both term loans increase by 5.00% per annum.  Interest expense on the term loans was $0.8 million, $0.3 million and $0.4 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Under the terms of the $11.5 million term loan, the Company has guaranteed $5.0 million of the loan should NABCO not meet its obligations under the loan agreement. As of December 31, 2014, all of NABCO’s trade accounts receivable and inventory, totaling $4.7 million and $11.4 million, respectively, were pledged under NABCO’s line of credit and term loans.

The guarantee and pledges were eliminated in January 2015 when the line of credit and term loans were repaid in connection with the NABCO Sale. See Note 16—Subsequent Events for additional information about the NABCO Sale.

Contractual maturities of long-term debt as of December 31, 2014 are as follows:

	Contractual Obligations - Payments Due By Period
(Dollars in thousands)	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years	Total
Term loans	$3,900	$7,400	$2,300	$—	$13,600

Repurchase reserve

SGGH maintains a repurchase reserve that represents estimated losses it may experience from repurchase claims, both known and unknown, based on claimed breaches of certain representations and warranties provided by FIL to counterparties that purchased residential real estate loans, predominantly from 2002 through 2007. Management estimates the likely range of the loan repurchase liability based on a number of factors, including, but not limited to, the timing of such claims relative to the loan origination date, the quality of the documentation supporting such claims, the number and involvement of cross-defendants, if any, related to such claims, and a time and expense estimate if a claim were to result in litigation. The estimate is based on currently available information and is subject to known and unknown uncertainties using multiple assumptions requiring significant judgment. Accordingly, actual results may vary significantly from the current estimate. Total outstanding repurchase claims as of December 31, 2014 were $101.7 million. Of the outstanding repurchase claims, there has been no communication or other action from the claimants:

●	for more than six years in the case of $64.8 million in claims, or 63.7% of total claims outstanding;
●	for more than four years, but less than six years, in the case of $36.0 million in claims, or 35.4% of total claims outstanding; and
●	for more than two years, but less than four years, in the case of $0.9 million in claims, or 0.9% of total claims outstanding.

There were no repurchase claims received or settled during the years ended December 31, 2014 and 2013. The repurchase reserve liability was $5.5 million and $6.5 million as of December 31, 2014 and 2013, respectively. Recoveries of allowance for repurchase reserves were $1.0 million in each of the years ended December 31, 2014, 2013 and 2012.

The following table presents the operating results, for the years ended December 31, 2014, 2013 and 2012, for the components of the Company designated as discontinued operations as of December 31, 2014:

	Year Ended December 31,
(Dollars in thousands, except per share amounts)	2014	2013	2012
Operating revenues:
Industrial Supply	$39,775	$36,897	$36,242
Fremont Legacy	39	886	588
Total operating revenues	39,814	37,783	36,830
Operating costs:
Cost of goods sold	25,268	23,427	22,713
Selling, general and administrative	6,510	6,953	9,247
Interest expense	905	591	1,162
Amortization of intangibles	1,074	1,588	2,346
Total operating costs	33,757	32,559	35,468
Operating profit	6,057	5,224	1,362
Other income (expense):
Recovery of allowance for repurchase reserve	1,000	1,000	1,000
Litigation settlement	1,500	—	—
Other, net	709	424	(195)
Total other income (expense)	3,209	1,424	805
Earnings from discontinued operations before income taxes	9,266	6,648	2,167
Income tax expense	3,706	2,497	867
Earnings from discontinued operations, net of income taxes	$5,560	$4,141	$1,300

NOTE 14 — UNAUDITED QUARTERLY FINANCIAL INFORMATION

The following tables present unaudited quarterly financial information, which has been prepared on a basis consistent with that of the audited consolidated financial statements and includes all necessary material adjustments, consisting of normal recurring accruals and adjustments, to present fairly the unaudited quarterly financial information. The quarterly results of operations for these periods are not necessarily indicative of future results of operations. The quarterly per share calculations are based on the weighted average number of shares for each period; therefore, the sum of the quarters may not necessarily be equal to the full year per share amounts.

	Unaudited 2014 Information for the Three Months Ended
(Dollars in thousands, except per share amounts)	March 31,	June 30,	September 30,	December 31,
Operating revenues:
Special Situations	$42	$42	$40	$2,108
Corporate and Other	—	—	—	—
Total operating revenues	42	42	40	2,108
Operating costs	3,088	2,308	3,861	4,673
Operating loss	$(3,046)	$(2,266)	$(3,821)	$(2,565)
Earnings (loss) from continuing operations	$(1,913)	$(1,577)	$(772)	$4,114
Earnings from discontinued operations, net of income taxes	2,026	1,077	1,539	918
Net earnings (loss)	113	(500)	767	5,032
Earnings (loss) attributable to noncontrolling interest	—	—	—	(91)
Net earnings (loss) attributable to Real Industry, Inc.	$113	$(500)	$767	$4,941
Basic earnings (loss) per share:
Weighted average basic outstanding shares	13,144,153	13,144,998	13,151,061	14,150,942
Continuing operations	$(0.14)	$(0.12)	$(0.07)	$0.30
Discontinued operations	0.15	0.08	0.12	0.06
Basic earnings (loss) per share	$0.01	$(0.04)	$0.05	$0.36
Diluted earnings (loss) per share:
Weighted average diluted outstanding shares	13,144,153	13,144,998	13,151,061	14,963,287
Continuing operations	$(0.14)	$(0.12)	$(0.07)	$0.27
Discontinued operations	0.15	0.08	0.12	0.06
Diluted earnings (loss) per share	$0.01	$(0.04)	$0.05	$0.33

	Unaudited 2013 Information for the Three Months Ended
(Dollars in thousands, except per share amounts)	March 31,	June 30,	September 30,	December 31,
Operating revenues:
Special Situations	$1,204	$5,414	$(453)	$526
Corporate and Other	18	14	10	6
Total operating revenues	1,222	5,428	(443)	532
Operating costs	3,350	5,603	3,887	3,580
Operating loss	$(2,128)	$(175)	$(4,330)	$(3,048)
Loss from continuing operations	$(3,069)	$(3,100)	$(6,733)	$(1,283)
Earnings from discontinued operations, net of income taxes	302	1,177	873	1,799
Net earnings (loss)	(2,767)	(1,923)	(5,860)	516
Earnings (loss) attributable to noncontrolling interest	—	—	—	—
Net earnings (loss) attributable to Real Industry, Inc.	$(2,767)	$(1,923)	$(5,860)	$516
Basic and diluted earnings (loss) per share:
Weighted average outstanding shares	12,780,478	12,790,636	12,812,623	12,872,090
Continuing operations	$(0.24)	$(0.24)	$(0.52)	$(0.10)
Discontinued operations	0.02	0.09	0.07	0.14
Basic and diluted earnings (loss) per share	$(0.22)	$(0.15)	$(0.45)	$0.04

NOTE 15 — COMMITMENTS AND CONTINGENCIES

Legal Proceedings

Real Industry and SGGH have been named as a defendant in or as a party to a number of legal actions or proceedings that arose in the ordinary course of business. In some of these actions and proceedings, claims for monetary damages are asserted. In view of the inherent difficulty of predicting the outcome of such legal actions and proceedings, management generally cannot predict what the eventual outcome of the pending matters will be, what the timing of the ultimate resolution of these matters will be, or what the eventual loss related to each pending matter may be, if any.

In accordance with applicable accounting guidance, management establishes an accrued liability for litigation when those matters present loss contingencies that are both probable and reasonably estimable. In such cases, there may be an exposure to loss in excess of any amounts accrued. The estimated loss is based upon currently available information and is subject to significant judgment, a variety of assumptions, and known and unknown uncertainties. The matters underlying the estimated loss may change from time to time, and actual results may vary significantly from the current estimate. Therefore, an estimate of loss represents what management believes to be an estimate of loss only for certain matters meeting these criteria. It does not represent the Company’s maximum loss exposure.

Based on management’s current understanding of these pending legal actions and proceedings, it does not believe that judgments or settlements arising from pending or threatened legal matters, individually or in the aggregate, would have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company. However, in light of the inherent uncertainties involved in these matters, some of which are beyond the Company’s control, and the very large or indeterminate damages sought in some of these matters, an adverse outcome in one or more of these matters could be material to the Company’s results of operations or cash flows for any particular reporting period.

The legal proceedings summarized below include material matters that were resolved or concluded since December 31, 2013, as well as ongoing matters that may have an adverse effect on our business and future financial results.

Final Bankruptcy Decree. On April 15, 2013, the United States Bankruptcy Court for the Central District of California (the “California Federal Bankruptcy Court”) granted the Company’s motion for a final decree, and issued a final decree in the Company’s Bankruptcy Proceedings. The California Federal Bankruptcy Court retained jurisdiction to preside over claims described below in the Colburn and Walker matters. Upon the California Federal Bankruptcy Court entering the final orders in the Colburn and Walker claims, described below, the Bankruptcy Proceedings will be closed.

Faigin Matter. On January 15, 2009, Alan Faigin, a former General Counsel of Fremont, filed a complaint against Fremont Reorganizing Corporation (“FRC”) in the Superior Court of the State of California, County of Los Angeles (the “California Superior Court”). On February 3, 2010, Mr. Faigin filed an amended complaint alleging wrongful termination, breach of his employment agreement, breach of the implied covenant of good faith and fair dealing, fraud and misrepresentation, negligent misrepresentation and violation of various California labor codes, among other allegations under a “joint employer” theory. In February 2010, a jury found for Mr. Faigin and awarded him damages in the amount of approximately $1.4 million, which Fremont recorded as an accrued liability in the first quarter of 2010. The judgment and accrued interest were paid following the execution of the Faigin Settlement Agreement.

On April 27, 2009, FRC filed a cross-complaint against Mr. Faigin in the California Superior Court for breach of confidence, breach of fiduciary duty, representing conflicting interests and indemnification; and the Company was seeking $4.6 million in damages. On April 25, 2014, the Company and Mr. Faigin executed the Faigin Settlement Agreement, under which the Company received $1.5 million.

Colburn Matter. On December 8, 2009, Gwyneth Colburn, the former Executive Vice President for Fremont’s Commercial Real Estate group, filed a complaint in the California Superior Court against FIL and unnamed defendants for breach of contract related to a management continuity agreement (“MCA”) executed in August 2003, and extended in August 2007, and, separately, filed a proof of claim in the Bankruptcy Proceedings. In the California Superior Court action, Ms. Colburn contends she is owed $3.2 million, while in the Bankruptcy Proceedings, Ms. Colburn filed a $2.6 million proof of claim.

On August 9, 2011, the California Superior Court entered a judgment granting the Company’s Motion for Summary Judgment and dismissing the complaint. On September 22, 2011, Ms. Colburn filed a Notice of Appeal from this dismissal. Appellate briefs from both parties have been filed.

On March 14, 2014, the California Federal Bankruptcy Court orally announced its ruling, from a trial held in January 2014, to grant the Company’s motion to disallow Ms. Colburn’s claim. On March 26, 2014, the California Federal Bankruptcy Court entered a written order granting the Company’s motion to disallow Ms. Colburn’s claim.

On April 7, 2014, Ms. Colburn filed a motion for reconsideration of the California Federal Bankruptcy Court’s March 26, 2014 order granting the Company’s motion to disallow Ms. Colburn’s claim. On June 23, 2014, the California Federal Bankruptcy Court issued an order denying Ms. Colburn’s motion for reconsideration. On June 30, 2014, Ms. Colburn filed a notice of appeal of the California Federal Bankruptcy Court’s order granting the Company’s motion to disallow Ms. Colburn’s claim and the denial of Ms. Colburn’s motion for reconsideration. On July 2, 2014, the notice of appeal was referred to the United States District Court for the Central District of California (the “U.S. District Court”). The appeal is fully briefed and the matter is under submission before the U.S. District Court.

Walker Matter. On June 10, 2011, Kyle Walker, the former Chief Executive Officer and President of FIL, filed a complaint in the California Superior Court against the Company and unnamed defendants for breach of contract, certain California Labor Code violations and breach of fiduciary duty related to his MCA executed in August 2003, and extended in August 2006, and, separately, a proof of claim in the Bankruptcy Proceedings. In the California Superior Court action, Mr. Walker contends he is owed $4.6 million, while in the Bankruptcy Proceedings, Mr. Walker filed a $2.5 million proof of claim.

On September 19, 2012, the Company obtained the California Superior Court’s final ruling granting the Company’s Motion for Summary Judgment and on October 26, 2012, the judgment was entered. All rights of appeal have expired.

On March 14, 2014, the California Federal Bankruptcy Court orally announced its ruling, from a trial held in January 2014, to grant the Company’s motion to disallow Mr. Walker’s claim. On March 26, 2014, the California Federal Bankruptcy Court entered a written order granting the Company’s motion to disallow Mr. Walker’s claim.

On April 7, 2014, Mr. Walker filed a motion for reconsideration of the California Federal Bankruptcy Court’s March 26, 2014 order granting the Company’s motion to disallow Mr. Walker’s claim. On June 23, 2014, the California Federal Bankruptcy Court issued an order denying Mr. Walker’s motion for reconsideration. On June 30, 2014, Mr. Walker filed a notice of appeal of the California Federal Bankruptcy Court’s order granting the Company’s motion to disallow Mr. Walker’s claim and the denial of Mr. Walker’s motion for reconsideration. On July 2, 2014, the notice of appeal was referred to the U.S. District Court. The appeal is fully briefed and the matter is under submission before the U.S. District Court.

RMBS Defense, Indemnity and Contribution Matters. In connection with residential mortgage-backed securities offerings (“RMBS Offerings”) involving loans originated by FIL, either or both FIL and its subsidiary entered into loan purchase agreements, underwriting agreements and indemnification and contribution agreements, which contained various representations and warranties relating to the loans. Investment banks involved in these RMBS Offerings have been sued in a number of actions concerning their activities related to subprime mortgages (“RMBS Actions”), where SGGH, LLC, or Fremont or its former businesses, is not a named defendant. SGGH, LLC has received demands for defense, indemnity and contribution from defendants in various RMBS Actions. SGGH, LLC has rejected each of these demands, as it believes the demanding parties are being sued for conduct not chargeable to SGGH, LLC or Fremont or its former businesses. There is no assurance that SGGH, LLC or Fremont or its former businesses will not be named as defendants in additional RMBS Actions or receive additional demands for defense, indemnity and contribution. It is SGH, LLC’s intention to vigorously defend any claims seeking defense, indemnity or contribution, but SGGH, LLC cannot presently predict whether such claims will be pursued or what the outcome would be.

Subpoenas for Information and Documents. In addition to the above-described RMBS Actions, SGGH, LLC has received and responded to a number of subpoenas for information, including in 2014, from federal authorities and other third parties in civil litigation matters in which SGGH, LLC is not a defendant, but which concern home mortgage transactions involving the Fremont’s origination and sale of whole loans, and certain RMBS Offerings.

Unpaid Claims. As of December 31, 2014, there remained two open claims filed with the California Federal Bankruptcy Court, comprised of the disputed Colburn and Walker claims totaling $5.1 million.

Other Commitments and Contingencies

Lease obligations. Rent expense within continuing operations, for facilities and equipment under operating leases, was $0.2 million, $0.2 million and $0.3 million for the years ended December 31, 2014, 2013 and 2012, respectively. Rent expense, within discontinued operations, for facilities and equipment under operating leases was $0.2 million, $0.2 million and $0.2 million for the years ended December 31, 2014, 2013 and 2012, respectively.

The Company leases office facilities and certain equipment under noncancellable operating leases, the original terms of which ranged from one to ten years. Certain leases provide for increases in the basic rent to compensate the lessor for increases in operating and maintenance costs and may have renewal options. The following table presents minimum required lease payments under noncancellable operating leases as of December 31, 2014, excluding payments due under noncancellable operating leases of NABCO:

(Dollars in thousands)	Future Minimum Lease Payments
2015	$149
2016	154
2017	39
2018	—
2019	—
Thereafter	—
$342

NOTE 16 — SUBSEQUENT EVENTS

NABCO Sale

On January 9, 2015, Real Industry, SGGH (“Seller”) and NABCO, entered into a Purchase Agreement (the “NABCO Purchase Agreement”) with NABCO Holding Company, LLC (the “Purchaser”) and North American Breaker Co., Inc., a wholly owned subsidiary of the Purchaser (the “Canadian Purchaser”). Purchaser is owned by an investor group led by PNC Riverarch Capital, a division of PNC Capital Finance, LLC. Simultaneously with the execution of the NABCO Purchase Agreement and pursuant thereto, Purchaser acquired all of Seller’s membership interests in NABCO, and Canadian Purchaser purchased all of NABCO’s Canadian assets, for an aggregate purchase price of $78 million in cash, subject to the repayment of debt and other expenses, and the assumption of certain liabilities of NABCO.  The purchase price is subject to adjustments as set forth in the NABCO Purchase Agreement, including that NABCO at closing had a specified amount of net working capital.  SGGH acquired NABCO in July 2011 for a purchase price of $36.9 million.

Portions of the purchase price were used by the Seller to first pay off all outstanding debt of NABCO and pay certain fees and expenses relating to the transactions contemplated by the NABCO Purchase Agreement. As required by the NABCO Purchase Agreement, $3.9 million of the purchase price was deposited in an indemnity escrow account to secure certain indemnification obligations of Real Industry and Seller.  Net proceeds after payment of the foregoing amounts were paid to the Seller. Real Industry estimates that the net cash proceeds after the payment of the foregoing amounts related to the transaction, and the funding of the indemnity escrow, but before the payment of taxes, is approximately $56.3 million, which was used for general corporate purposes, the payment of taxes, and as a portion of the cash purchase price of the Real Alloy Acquisition.

The NABCO Purchase Agreement contains customary representations, warranties and covenants made by Real Industry, Seller, Purchaser and the Canadian Purchaser.  Real Industry and Seller have also agreed not to engage in activities competitive with NABCO, nor to solicit customers of NABCO for five years following the consummation of the transactions contemplated by the NABCO Purchase Agreement.  In addition, Real Industry, the Seller, and certain executives of Real Industry have agreed not to solicit employees of NABCO or its subsidiaries for a two-year period following the closing of the NABCO Purchase Agreement.

Senior Secured Notes

On January 8, 2015, SGH Escrow completed an offering of $305.0 million aggregate principal amount of Senior Secured Notes in a private offering (the “Notes Offering”) to qualified institutional purchasers in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Senior Secured Notes were issued pursuant to an indenture, dated as of January 8, 2015 (the “Indenture”) between SGH Escrow, Real Alloy Parent, and Wilmington Trust, National Association, as trustee and notes collateral trustee (the “Trustee”). SGH Escrow consummated the Notes Offering on January 8, 2015 and deposited the proceeds of the Notes Offering into escrow pending the closing of the Real Alloy Acquisition and other conditions, including the merger of SGH Escrow with and into Real Alloy with Real Alloy as the surviving corporation, the assumption by Real Alloy of all of the obligations of SGH Escrow under the Senior Secured Notes and the Indenture, and Real Alloy Parent and other current and future domestic subsidiary guarantors (the “Subsidiary Guarantors”) providing guarantees of Real Alloy’s obligations under the Senior Secured Notes and the Indenture.

On February 27, 2015, in connection with the closing of the Real Alloy Acquisition, the remaining conditions to the release of the funds from escrow were satisfied. Real Alloy, Real Alloy Parent, the Subsidiary Guarantors, and the Trustee entered into a First Supplemental Indenture with respect to the Senior Secured Notes (including the guarantee therein) (the “Supplemental Indenture”), pursuant to which Real Alloy assumed all of the obligations of SGH Escrow under the Senior Secured Notes and the Indenture, and Real Alloy Parent and the Subsidiary Guarantors guaranteed the Senior Secured Notes. The Senior Secured Notes and related guarantees are secured by first priority security interests in the fixed assets of Real Alloy, Real Alloy Parent and the Subsidiary Guarantors and by second priority security interests in certain other collateral of Real Alloy, Real Alloy Parent and the Subsidiary Guarantors.  On February 27, 2015, the proceeds of the Senior Secured Notes were released from escrow and were used to pay a portion of the purchase price for the Real Alloy Acquisition.

Closing of Real Alloy Acquisition

On February 27, 2015 (“Closing”), Real Industry and Real Alloy consummated the Real Alloy Acquisition pursuant to the terms of the Real Alloy Purchase Agreement, dated October 17, 2014, amended on January 26, 2015 and further amended on February 26, 2015, by and among Real Industry, Real Alloy and the Real Industry’s indirect wholly owned German subsidiary, Evergreen Holding Germany GmbH (“Evergreen Holding”, and collectively with Real Alloy, the “Buyer”), and Aleris, Aleris International, Inc. (“Aleris International”), Aleris Holding Canada Limited, Aleris Aluminum Netherlands B.V., Aleris Deutschland Holding GmbH, Dutch Aluminum C.V. and Aleris Deutschland Vier GmbH Co KG (collectively, the “Sellers”). Under the terms and conditions of the Purchase Agreement, at the closing of the Real Alloy Acquisition, Real Alloy and Evergreen Holding acquired all of Aleris’ equity interests in Sellers and their subsidiaries that comprise the GRSA Business.

Real Alloy acquired the GRSA Business for a purchase price of $525 million (the “Purchase Price”), comprised of $500 million in cash and $25 million, or 25,000 shares, of Series B Preferred Stock. In addition, Real Alloy acquired $5.5 million of cash, and assumed $4.3 million of indebtedness, from the GRSA Business. Real Industry funded the cash portion of the Purchase Price from: i) cash on hand, ii) a portion of the net proceeds of the NABCO Sale, iii) the net proceeds of the October 2014 Private Placement, iv) the net proceeds of the Equity Offering, v) the net proceeds of the Rights Offering, vi) the net proceeds of the Senior Secured Notes, and vii) a portion of the net proceeds from $87.5 million in opening draws on the combination of the Asset-Based Facility and the Factoring Facility. At the Closing, the 25,000 shares of Series B Preferred Stock and $5 million of the cash portion of the Purchase Price were placed into escrow to satisfy the indemnification obligations of Aleris under the Purchase Agreement.

In connection with the closing, Real Alloy and Aleris International entered into a transition services agreement, under which Aleris International will provide certain customary post-closing transition services, including information technology services, treasury services, accounts payable, cash management and payroll, credit/collection services, environmental services and human resource services, to Real Alloy, for periods ranging from three to twenty-four months following Closing.

Asset-Based Facility and Factoring Facility

On February 27, 2015, Real Alloy Recycling, Inc. (“RA Recycling,” a subsidiary of Real Alloy and formerly known as Aleris Recycling, Inc.) for itself and as representative of other borrowers, and Real Alloy Canada Ltd. (“RA Canada,” an affiliate of Real Alloy and formerly known as Aleris Specification Alloy Products Canada Company) entered into a Revolving Credit Agreement with General Electric Capital Corporation (“GE Capital”), for itself as a lender, letter of credit issuer, and swingline lender and as agent for all lenders and Wintrust Bank, as a lender (the “Revolving Credit Agreement”), that provides a $110 million senior secured revolving asset-based credit facility. Under the Asset-Based Facility, GE Capital has committed to lend $95 million, and Wintrust Bank has committed to lend $15 million. A portion of the proceeds of the Asset-Based Facility were used to fund the Purchase Price, and additional proceeds of the Asset-Based Facility will be used for working capital and general corporate purposes. GE Capital may syndicate the Asset-Based Facility to additional lenders. The Asset-Based Facility expires on February 27, 2019.

The Asset-Based Facility is divided into two sub-facilities, a U.S. sub-facility (the “US Subfacility”), which includes an $11 million swing line sub-facility, and a Canadian sub-facility (the “Canadian Subfacility”). The Asset-Based Facility also includes a $25 million letter of credit sub-facility, of which $5 million can be used for letters of credit for RA Canada. The borrowing base under the Asset Based Facility will be determined based on eligible accounts receivable and eligible inventory of the Business Entities formed in the United States (in the case of the US Subfacility) and eligible accounts receivable and eligible inventory of the Business Entities formed in Canada (in the case of the Canadian Subfacility).

US dollar denominated loans under the US Subfacility will bear interest, at the borrowers’ option, either (i) at 1, 2, 3 or 6-month interest periods at LIBOR, or (ii) the Base Rate (as defined below), in each case plus a margin based on the amount of the excess availability under the Asset-Based Facility. The “Base Rate” is equal to the greater of (a) the US Prime Rate (as defined in the Revolving Credit Agreement), (b) the US Federal Funds Rate plus 50 basis points, and (c) the sum of LIBOR plus a margin based on the amount of the excess availability under the Asset-Based Facility. Canadian dollar denominated loans under the Canadian Subfacility will bear interest, at the borrowers’ option, either (i) at 1, 2, 3 or 6-month interest periods at an average Canadian interbank rate, or (ii) floating at the greater of the Canadian prime rate or the average 30-day Canadian interbank rate plus 1.35%, in each case plus a margin based on the amount of the excess availability under the Asset-Based Facility. Events of default will trigger an increase of 2.0% in all interest rates. Interest will be payable monthly in arrears, except for LIBOR loans and Canadian interbank rate loans, for which interest will be payable at the end of each relevant interest period. Additionally, at closing, the US and Canadian Borrowers paid a 1% funding fee.

The Asset-Based Facility is secured by a first priority lien on the following assets of the U.S and Canada-based entities involved in the Real Alloy Acquisition, and certain of their domestic and (to the extent no adverse tax impact would occur) foreign subsidiaries: accounts receivable, inventory, instruments representing receivables, guarantees and other credit enhancements related to receivables, and bank accounts into which receivables are deposited (to the extent no adverse tax impact would be incurred), among other related assets (collectively, the “ABL Secured Assets”). The Asset-Based Facility is also secured by a second-priority lien on the assets that secure the Senior Secured Notes (the “Notes Secured Assets”).

In addition, on February 27, 2015, in connection with the Revolving Credit Agreement and the Indenture, as supplemented by the Supplemental Indenture, GE Capital, as agent for holders of the obligations under the Revolving Credit Agreement, and Wilmington Trust, National Association (the “Notes Collateral Trustee”) entered into an Intercreditor Agreement (the “Intercreditor Agreement”), which was acknowledged and agreed to by Real Alloy Parent, Real Alloy, and the grantors listed on the signature page thereto (collectively, the “Borrowers”). Under the Intercreditor Agreement, GE Capital and the Notes Collateral Trustee established their respective priorities to certain collateral of the Borrowers that secure borrowings under the Indenture and the Revolving Credit Agreement. Under the Intercreditor Agreement, the Notes Collateral Trustee has a first priority security interest in, and GE Capital has a second priority security interest in, the Notes Secured Assets. Conversely, GE Capital has a first priority security interest in, and the Notes Collateral Trustee has a second priority security interest in, the ABL Secured Assets.

Also on February 27, 2015, Aleris Recycling (German Works GmbH), a German affiliate of Real Alloy (“RA Germany”), entered into a factoring agreement with GE Germany providing a nonrecourse factoring facility to RA Germany with a maximum financing amount of €50 million. A portion of the proceeds of the Factoring Facility were used to fund the Purchase Price, additional proceeds of the Factoring Facility will be used to satisfy RA Germany’s obligations with respect to its customers, and any additional proceeds will be used to provide for working capital and general corporate purposes.

The Factoring Facility provides for purchases by GE Germany of eligible receivables from RA Germany, which are subject to certain limitations and eligibility requirements to be determined in the reasonable discretion of GE Germany based on the relevant account debtor creditworthiness and reliability. Receivables will be purchased at a 15% discount to their face value. The Factoring Facility expires on January 15, 2019. The interest rate applicable to the Factoring Facility is the three-month EURIBOR (daily rate) fixed on the last business day of a month for the following month, plus 1.65%. The initial interest rate would have been 1.686% for February 2015. Factoring and administrative fees also apply.

Rights Offering

On February 20, 2015, Real Industry completed its Rights Offering with respect to its holders of common stock. The Rights Offering was oversubscribed and the Company issued 9,751,773 shares of common stock to subscribing common stockholders, for aggregate gross proceeds of $55.0 million. The common stock subscribed for in the Rights Offering was issued on February 27, 2015, concurrently with the consummation of the Real Alloy Acquisition. On April 28, 2015, Real Industry completed the Rights Offering with respect to holders of 1.5 million Warrants, and issued 843,000 shares of common stock, raising gross proceeds of $4.8 million.

Corporate Name Change

On May 28, 2015, at the Annual Meeting of Stockholders, our stockholders approved a corporate name change from Signature Group Holdings, Inc. to Real Industry, Inc.

ACE Securities Case and the Repurchase Reserve

On June 11, 2015, the New York State Court of Appeals affirmed the decision of the New York State Supreme Court, Appellate Division in ACE Securities Corp v. DB Structured Products, Inc. (the “ACE Securities Case”), whereby the New York state six-year statute of limitations on loan repurchase demands begins to run as of the closing date on which the representations were made, which, in the ACE Securities Case, was the date of the mortgage loan purchase agreements. Based on the final decision in the ACE Securities Case, management reassessed its exposure to losses from repurchase demands and, as of June 30, 2015, reduced the repurchase reserve to $0.7 million. Had the ACE Securities Case been decided prior to the issuance of our 2014 Annual Report, management would have recorded an adjustment to reduce the estimated repurchase reserve to $0.9 million as of December 31, 2014, increasing earnings from discontinued operations before income taxes by $4.6 million for the year ended December 31, 2014.